Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

EXTERRAN HOLDINGS, INC.

(to be renamed Archrock, Inc.)

EXTERRAN GENERAL HOLDINGS LLC

EXTERRAN ENERGY SOLUTIONS, L.P.

EXTERRAN CORPORATION

AROC CORP.

EESLP LP LLC

AROC SERVICES GP LLC

AROC SERVICES LP LLC

AND

ARCHROCK SERVICES, L.P.

DATED AS OF [•], 2015

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		3

ARTICLE II. FIRST CONTRIBUTION		18

2.1	Assets	18
2.2	Liabilities	20
2.3	Allocation of Assets and Liabilities	21
2.4	Transfer of Controlled Assets and Assumption of Controlled Liabilities	22
2.5	Transfer of SpinCo Assets and Assumption of SpinCo Liabilities	24
2.6	Approvals and Notifications	24
2.7	Novation of Controlled Liabilities	26
2.8	Novation of SpinCo Liabilities	27
2.9	Termination of Agreements	28
2.10	Treatment of Shared Contracts	29
2.11	Bank Accounts; Cash Balances	30
2.12	Other Ancillary Agreements; Effect of Ancillary Agreements	31
2.13	Disclaimer of Representations and Warranties	31

ARTICLE III. COMPLETION OF THE INTERNAL DISTRIBUTION		32

ARTICLE IV. SECOND CONTRIBUTION		32

4.1	Contribution to SpinCo	32
4.2	Approvals and Notifications	33
4.3	Name and Marks	35
4.4	Treatment of Shared Intellectual Property	36
4.5	Novation of SpinCo Specified Liabilities	36

ARTICLE V. COMPLETION OF THE EXTERNAL DISTRIBUTION		37

5.1	Actions Prior to the External Distribution	37
5.2	Effecting the External Distribution	38
5.3	Conditions to the External Distribution	39
5.4	Sole Discretion	40
5.5	Closing	41

ARTICLE VI. DISPUTE RESOLUTION		41

6.1	General Provisions	41
6.2	Consideration by Senior Executives	41
6.3	Arbitration	42
6.4	Allocation of Undetermined Liabilities and Third-Party Claims	44

ARTICLE VII. MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE		44

7.1	Release of Claims Prior to External Distribution	44
7.2	Indemnification by Controlled	46
7.3	Indemnification by EESLP	47
7.4	Indemnification Obligations Net of Insurance Proceeds	48
7.5	Procedures for Indemnification of Third-Party Claims	48
7.6	Additional Matters	50
7.7	Remedies Cumulative	52
7.8	Survival of Indemnities	52
7.9	Guarantees, Letters of Credit and Other Obligations	52
7.10	Right of Contribution	53
7.11	No Impact on Third Parties	54
7.12	No Cross-Claims or Third-Party Claims	54
7.13	Severability	54
7.14	Ancillary Agreements	54
7.15	Cooperation in Defense and Settlement	55
7.16	Insurance Matters	55

ARTICLE VIII. EXCHANGE OF INFORMATION; CONFIDENTIALITY		57

8.1	Agreement for Exchange of Information	57
8.2	Ownership of Information	57
8.3	Compensation for Providing Information	58
8.4	Record Retention	58
8.5	Limitations of Liability	58
8.6	Other Agreements Providing for Exchange of Information	58
8.7	Auditors and Audits; Annual and Quarterly Financial Statements and Accounting	59
8.8	Cooperation	60
8.9	Privileged Matters	61
8.10	Confidentiality	63
8.11	Protective Arrangements	64

ARTICLE IX. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		65

9.1	Further Assurances	65
9.2	Performance	65
9.3	Certain Non-Competition Provisions	66
9.4	Non-Solicitation of Employees	67
9.5	Order of Precedence	68
9.6	Warranty of Compressor Units	68
9.7	Contingent Payment	70

ARTICLE X. TERMINATION		71

ARTICLE XI. MISCELLANEOUS		71

11.1	Counterparts; Entire Agreement; Corporate Power	71

11.2	Governing Law	72
11.3	Assignability	72
11.4	Third-Party Beneficiaries	72
11.5	Notices	72
11.6	Severability	73
11.7	Force Majeure	73
11.8	Publicity	73
11.9	Expenses	74
11.10	Late Payments	74
11.11	Headings	74
11.12	Survival of Covenants	74
11.13	Waivers of Default	74
11.14	Specific Performance	75
11.15	Amendments	75
11.16	Interpretation	75
11.17	Exclusivity of Tax Matters	75
11.18	Limitations of Liability	76

Schedules

Schedule 1.1A	Controlled Intellectual Property
Schedule 1.1B	Insurance Policies
Schedule 1.1C	Contracts
Schedule 1.1D	Properties
Schedule 1.1E	Controlled Software
Schedule 1.1F	SpinCo Specified Liabilities
Schedule 1.1G	Businesses Excluded from SpinCo Business
Schedule 1.1H	Shared Liabilities
Schedule 1.1I	SpinCo Intellectual Property
Schedule 1.1J	SpinCo Specified Assets
Schedule 1.1K	SpinCo Employees
Schedule 1.1L	RemainCo Employees
Schedule 1.1M	Receivable Guarantee Payments
Schedule 2.1(a)(i)	Controlled Assets
Schedule 2.1(a)(ii)(B)	Transferred Controlled Entities
Schedule 2.1(b)(i)	SpinCo Assets
Schedule 2.1(b)(ii)(B)	SpinCo Entities
Schedule 2.2(a)(i)	Controlled Liabilities
Schedule 2.2(b)(i)	SpinCo Liabilities
Schedule 2.9(b)(ii)	Surviving Agreements between SpinCo Group and RemainCo Group
Schedule 2.9(b)(iv)	Surviving Intercompany Accounts Payable or Accounts Receivable
Schedule 2.10(a)	Shared Contracts
Schedule 4.4(a)	Shared Intellectual Property
Schedule 7.5(g)	Special Provisions Applicable to Certain Pending Third-Party Claims
Schedule 7.9(a)(i)	Guarantees from which the SpinCo Group is to be Removed
Schedule 7.9(a)(ii)	Guarantees from which the RemainCo Group is to be Removed
Schedule 7.9(c)	RemainCo Group Guarantees to be Indemnified by SpinCo

Exhibits
Exhibit A	Restructuring Steps Memorandum
Exhibit B	Employee Matters Agreement
Exhibit C	EESLP Services Agreement
Exhibit D	OpCo Services Agreement
Exhibit E	Supply Agreement
Exhibit F	Tax Matters Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Amended and Restated Certificate of Incorporation
Exhibit I	Amended and Restated Bylaws
Exhibit J	Joint Intellectual Property Agreement
Exhibit K	OpCo Storage Agreement
Exhibit L	EESLP Storage Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is entered into effective as of [•], 2015 (this “Agreement”), by and among Exterran Holdings, Inc., a Delaware corporation (“RemainCo”), Exterran General Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of RemainCo (“General Holdings”), Exterran Energy Solutions, L.P., a Delaware limited partnership and indirect wholly owned subsidiary of RemainCo (“EESLP”), Exterran Corporation, a Delaware corporation and wholly owned subsidiary of RemainCo (“SpinCo”), AROC Corp., a Delaware corporation and wholly owned subsidiary of EESLP (“Controlled”), EESLP LP LLC, a Delaware limited liability company and wholly owned subsidiary of SpinCo (“EESLP LP”), AROC Services GP LLC, a Delaware limited liability company and wholly owned subsidiary of Controlled (“Controlled GP”), AROC Services LP LLC, a Delaware limited liability company and wholly owned subsidiary of Controlled (“Controlled LP”), and Archrock Services, L.P., a Delaware limited partnership owned and indirect wholly owned subsidiary of Controlled (“OpCo”).  RemainCo, General Holdings, EESLP, SpinCo, Controlled, EESLP LP, Controlled GP, Controlled LP and OpCo are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, RemainCo owns (i) all of the issued and outstanding shares of common stock, par value $0.01 per share, of SpinCo (“SpinCo Common Stock”), (ii) all of the outstanding membership interests in General Holdings (the “General Holdings Interest”) and (iii) all of the outstanding limited partner interests in EESLP (the “EESLP Interest” and, together with the General Holdings Interest, the “SpinCo Contributed Interests”);

WHEREAS, General Holdings is the sole general partner of EESLP;

WHEREAS, EESLP owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Controlled (“Controlled Common Stock”);

WHEREAS, Controlled owns all of the outstanding limited liability company interests in (i) Controlled GP, which is the sole general partner of OpCo, and (ii) Controlled LP, which owns all of the outstanding limited partner interests in OpCo;

WHEREAS, SpinCo owns all of the outstanding limited liability company interests in EESLP LP;

WHEREAS, the Board of Directors of RemainCo (the “RemainCo Board”) has determined that it is appropriate, advisable and in the best interests of RemainCo and its stockholders for RemainCo to separate the SpinCo Business from the RemainCo Business and to create a new publicly traded company that will operate the SpinCo Business;

WHEREAS, SpinCo has been incorporated for the purpose of operating the SpinCo Business after the External Distribution and has not engaged in activities except in preparation for its corporate reorganization (including activities with respect to the SpinCo Financing Arrangements) and the distribution of the SpinCo Common Stock;

WHEREAS, on the terms and conditions set forth in this Agreement and in accordance with the Restructuring Steps Memorandum, EESLP shall contribute the Controlled Assets to Controlled in exchange for a continuation of its interest in Controlled and the assumption by Controlled of the Controlled Liabilities (the “First Contribution”);

WHEREAS, on the terms and conditions set forth in this Agreement and in accordance with the Restructuring Steps Memorandum, Controlled shall contribute the Controlled Assets to Controlled GP and Controlled LP on a pro rata basis in exchange for a continuation of its interest in such entities and the assumption by Controlled GP and Controlled LP on a pro rata basis of the Controlled Liabilities;

WHEREAS, on the terms and conditions set forth in this Agreement and in accordance with the Restructuring Steps Memorandum, Controlled GP and Controlled LP shall contribute the Controlled Assets to OpCo on a pro rata basis in exchange for a continuation of each such entity’s interest in OpCo and the assumption by OpCo of the Controlled Liabilities;

WHEREAS, on the terms and conditions set forth in this Agreement and in accordance with the Restructuring Steps Memorandum, EESLP shall distribute to RemainCo and General Holdings the Controlled Common Stock, through a spin-off, all of the outstanding shares of Controlled Common Stock (together with the First Contribution, the “Internal Distribution”);

WHEREAS, on the terms and conditions set forth in this Agreement and in accordance with the Restructuring Steps Memorandum, RemainCo shall contribute the SpinCo Contributed Interests, the SpinCo Specified Assets and the SpinCo Intellectual Property to SpinCo in exchange for a continuation of its interest in SpinCo and the assumption by SpinCo of the SpinCo Specified Liabilities (the “Second Contribution”);

WHEREAS, on the terms and conditions set forth in this Agreement and in accordance with the Restructuring Steps Memorandum, SpinCo shall contribute the EESLP Interest, the SpinCo Specified Assets and the SpinCo Intellectual Property to EESLP LP in exchange for a continuation of its interest in EESLP LP and the assumption by EESLP LP of the SpinCo Specified Liabilities;

WHEREAS, on the terms and conditions set forth in this Agreement and in accordance with the Restructuring Steps Memorandum, EESLP LP shall contribute the SpinCo Specified Assets and the SpinCo Intellectual Property to EESLP in exchange for a continuation of its interest in EESLP and the assumption by EESLP of the SpinCo Specified Liabilities;

WHEREAS, RemainCo currently intends that, on the Distribution Date, RemainCo shall distribute to holders of shares of RemainCo Common Stock, through a spin-off, all of the outstanding shares of SpinCo Common Stock, as more fully described in this Agreement and the Ancillary Agreements (together with the Second Contribution, the “External Distribution”);

WHEREAS, in furtherance of the foregoing, the RemainCo Board has determined that it is appropriate, advisable and in the best interest of RemainCo and its stockholders for RemainCo and its applicable Subsidiaries to pursue, and hereby approves the pursuit of, the Internal Distribution and the External Distribution, in each case as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, for U.S. federal income tax purposes (i) the Internal Distribution should qualify under Sections 355 and 368(a)(1)(D) of the Code and (ii) the External Distribution should qualify under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, in connection with the transactions contemplated hereby, Exterran Holdings, Inc. will be renamed “Archrock, Inc.”; and

WHEREAS, it is appropriate and advisable to set forth the principal corporate transactions required to effect the Internal Distribution and the External Distribution and certain other agreements that will govern certain matters relating to the Internal Distribution and the External Distribution and the relationship of RemainCo, SpinCo and their respective Subsidiaries, following the External Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 4.3(a).

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or in any arbitration or mediation.

“Adjusted Total Leverage Ratio” shall have the meaning given to such term in the Revolving Credit Facility, except that Total Indebtedness (as defined in the Revolving Credit Facility) for any Testing Period shall be reduced by any amount by which SpinCo’s consolidated working capital (defined as SpinCo’s consolidated total current assets less total current liabilities) exceeds $470 million.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the Ancillary Agreements, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the RemainCo Group, and no member of the RemainCo Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agent” means American Stock Transfer & Trust Co., LLC, as the distribution agent appointed by RemainCo to distribute to the stockholders of RemainCo all of the outstanding shares of SpinCo Common Stock pursuant to the External Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocable Portion” means the portion of a Shared Liability for which RemainCo or SpinCo shall be responsible under Article VII hereof, which shall be allocated between such entities equally.

“Amended Financial Report” shall have the meaning set forth in Section 9.7(b).

“Ancillary Agreements” means the Employee Matters Agreement, the Joint Intellectual Property Agreement, the OpCo Service Agreement, the OpCo Storage Agreement, the EESLP Services Agreement, the EESLP Storage Agreement, the Supply Agreement, the Tax Matters Agreement, the Transition Services Agreement and the Transfer Documents.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including, unless expressly set forth more specifically or to the contrary in this Agreement or any Ancillary Agreement, the following:

(a)                                 all accounting and other books, records, ledgers and files whether in print, microfilm, microfiche, computer tape or disc, magnetic tape, electronic, written or any other form;

(b)                                 all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment (including shop and office equipment), tools, furniture, automobiles, trucks, motor vehicles and other transportation equipment and other tangible personal property;

(c)                                  all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(d)                                 all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)                                  (i) all interests in and rights with respect to any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person and (iv) all other investments in securities of any Person;

(f)                                   all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products, and other contracts, agreements or commitments;

(g)                                  all deposits, letters of credit and performance and surety bonds;

(h)                                 all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i)                                     all Intellectual Property;

(j)                                    all Software;

(k)                                 all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, development and business process files and data, vendor and customer drawings, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)                                     all prepaid expenses, trade accounts and other accounts and notes receivable;

(m)                             all rights under Contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights whether sounding in tort, contract or otherwise, whether accrued or contingent;

(n)                                 all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(o)                                 all Permits;

(p)                                 all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes, and other third-party deposit arrangements; and

(q)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Audited Party” shall have the meaning set forth in Section 8.7(a)(ii).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banking institutions located in the State of Texas are required or authorized by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Amount” shall have the meaning set forth in Section 9.7(a).

“Contingent Period” shall have the meaning set forth in Section 9.7(c).

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Contractor” shall mean, with respect to any SpinCo Entity or RemainCo Entity, any independent individual or agency personnel who works or has worked for such entity (including, without limitation, full-time, part-time or temporary workers).  Contractors may include, without limitation, independent contractors who invoice a SpinCo Entity or a RemainCo Entity (as applicable) directly for services provided and agency workers for which the applicable agency invoices a SpinCo Entity or a RemainCo Entity (as applicable) for services provided.  For the avoidance of doubt, Contractors shall not include third-party firms, vendors or other entities that provide services relating to a particular expertise or subject matter to a SpinCo Entity or a RemainCo Entity or any of their employees or other personnel.

“Controlled” shall have the meaning set forth in the Preamble.

“Controlled Accounts” shall have the meaning set forth in Section 2.11(a).

“Controlled Assets” shall have the meaning set forth in Section 2.1(a).

“Controlled Common Stock” shall have the meaning set forth in the Recitals.

“Controlled Contracts” means:

(a)                                 any Contract with respect to which the only Persons party thereto or with rights, benefits or obligations thereunder or whose Assets are bound thereby are members of the RemainCo Group and parties that are not Affiliates of the SpinCo Group;

(b)                                 any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any RemainCo Employee;

(c)                                  the Contracts listed on Schedule 1.1C under the heading “Controlled Contracts”;

(d)                                 any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Controlled or any member of the RemainCo Group in connection with the First Contribution; and

(e)                                  any Contract to which RemainCo or any of its Subsidiaries is a party prior to or as of the Effective Time, other than a Shared Contract, that primarily relates to the RemainCo Business.

“Controlled GP” shall have the meaning set forth in the Preamble.

“Controlled Intellectual Property” means the Intellectual Property set forth on Schedule 1.1A.

“Controlled Liabilities” shall have the meaning set forth in Section 2.2(a).

“Controlled LP” shall have the meaning set forth in the Preamble.

“Controlled Properties” means the real property set forth on Schedule 1.1D under the heading “Controlled Properties.”

“Controlled Software” means the Software set forth on Schedule 1.1E.

“Controlled Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Corporate Action” means any Action, whether filed before, on or after the Effective Time, to the extent it asserts violations of any federal, state, local, foreign or international securities Law, securities class action or shareholder derivative claim.

“Covered Matter” shall have the meaning set forth in Section 7.16(i).

“Custodial Party” means the party that maintains the Records Facility where Stored Records are held.

“D&O Policy” means the policies set forth on Schedule 1.1B under the heading “D&O Policies.”

“Director” shall mean, with respect to any SpinCo Entity or RemainCo Entity, a member of the board of directors or managers, as applicable, of such entity.

“Dispute” shall have the meaning set forth in Section 6.1(a).

“Dispute Committee” shall have the meaning set forth in Section 6.1(a).

“Distribution Date” means the date on which RemainCo, through the Agent, distributes all of the issued and outstanding shares of SpinCo Common Stock to holders of RemainCo Common Stock in the External Distribution.

“EESLP” shall have the meaning set forth in the Preamble.

“EESLP LP” shall have the meaning set forth in the Preamble.

“EELSP Services Agreement” means the Services Agreement, dated as of the date hereof, between EESLP, as service recipient, and OpCo, as service provider, in substantially the form attached as Exhibit C hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“EESLP Storage Agreement” means the Storage Agreement, dated as of the date hereof, between EESLP, as storage provider, and OpCo and Archrock Field Services LLC, as owners, in substantially the form attached as Exhibit L hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Effective Time” means 3:01 p.m. Central Time, or such other time as RemainCo may determine, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between OpCo and EESLP, in substantially the form attached as Exhibit B hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“EXLP” means Exterran Partners, L.P., a Delaware limited partnership.

“External Distribution” shall have the meaning set forth in the Recitals.

“Exterran Name and Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of RemainCo or any of its Affiliates using or containing “Exterran,” “Exterran” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Exterran Venezuela” means Exterran Venezuela, C.A., a company organized under the laws of Venezuela, and an indirect wholly owned subsidiary of EESLP following Effective Time.

“EXV” shall have the meaning set forth in Section 9.7(a)(i).

“EXV Contract” shall have the meaning set forth in Section 9.7(a)(i).

“First Contribution” shall have the meaning set forth in the Recitals.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities.

“Form 10” means the registration statement on Form 10 (File No. 001-36875) filed by SpinCo with the SEC in connection with the External Distribution, including any amendments or supplements thereto.

“General Holdings” shall have the meaning set forth in the Preamble.

“General Holdings Interest” shall have the meaning set forth in the Recitals.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, regional, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any official thereof.

“Gross Margin” shall have the meaning set forth in Section 9.3(a).

“Group” means either the SpinCo Group or the RemainCo Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, and (i) any liability of others of a type described in any of the preceding clauses (a) through (g) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a guaranty, excluding any obligations related to Taxes.

“Indemnifying Party” shall have the meaning set forth in Section 7.4(a).

“Indemnitee” shall have the meaning set forth in Section 7.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 7.4(a).

“Indenture” shall have the meaning set forth in Section 9.7(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos and other technical, financial, employee or business information or data.

“Information Statement” means the Information Statement attached as an exhibit to the Form 10 and sent to the holders of RemainCo Common Stock in connection with the External Distribution, including any amendment or supplement thereto.

“Initial Notice” shall have the meaning set forth in Section 6.2.

“Initial SpinCo Intellectual Property” all Intellectual Property that, as of the Effective Time, is owned or licensed by any member of either Group, other than the Controlled Intellectual Property or the SpinCo Intellectual Property.

“Insurance Policies” means the insurance policies (including any agreements related to such policies) set forth in Schedule 1.1B; provided, however, that for purposes of this Agreement any D&O Policies shall not constitute Insurance Policies.

“Insurance Proceeds” means those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured;

in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how and (f) intellectual property rights arising from or in respect of any technology.

“Internal Distribution” shall have the meaning set forth in the Recitals.

“Joint Claims” means any claims under any Insurance Policy or D&O Policy that (a) the insurance carrier claims or could reasonably be expected to claim relate to a single incident or occurrence and (b) results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the RemainCo Group and one or more members of the SpinCo Group.

“Joint Intellectual Property Agreement” means the Joint Intellectual Property Agreement, dated as of the date hereof, among SpinCo, Controlled and EESLP, in substantially the form attached as Exhibit J hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“JV Contract” shall have the meaning set forth in Section 9.7(a).

“Law” means any national, supranational, federal, state, provincial, regional, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other legally enforceable requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all Indebtedness, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, reflected on a balance sheet or otherwise, or determined or determinable, including those arising under any Law, claim

(including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether or not involving a Third-Party Claim, other than Taxes.

“Misdirected Payment” shall have the meaning set forth in Section 2.11(f).

“Non-Compete Period” shall have the meaning set forth in Section 9.3(a).

“Non-Custodial Party” means the party that owns Stored Records held in the other party’s Records Facility.

“NYSE” means the New York Stock Exchange.

“Omnibus Agreement” means the Fourth Amended and Restated Omnibus Agreement, dated as of the date hereof, among RemainCo, OpCo, Exterran GP LLC, Exterran General Partner, L.P., EXLP and Exterran Operating LLC, in substantially the form approved by the RemainCo Board, as such agreement may be modified or amended from time to time in accordance with its terms.

“OpCo” shall have the meaning set forth in the Preamble.

“OpCo Services Agreement” means the Services Agreement, dated as of the date hereof, between OpCo, as service provider, and EESLP, as service recipient, in substantially the form attached as Exhibit D hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“OpCo Storage Agreement” means the Reciprocal Storage Agreement, dated as of the date hereof, between OpCo, as storage provider, and EESLP, as owner, in substantially the form attached as Exhibit K hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Other Party’s Auditor” shall have the meaning set forth in Section 8.7(a)(ii).

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“PDVSA” shall have the meaning set forth in Section 9.7(a)(i).

“Permit” means all permits, licenses, franchises, authorizations, concessions, certificates, consents, exemptions, approvals, variances, registrations, or similar authorizations from any Governmental Authority.

“Person” means any individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, general liability policies, punitive damages liability, control of well, railroad protective liability, cyber liability, director and officer liability, fiduciary liability, automobile, aircraft, property, terrorism, business interruption, workers’ compensation and employee dishonesty insurance policies, surety bonds and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Predecessor Names and Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of RemainCo, SpinCo or any of their respective Affiliates using or containing “Hanover” or “Universal,” “Hanover” or “Universal” alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Prime Rate” means the rate announced from time to time by Wells Fargo Bank, National Association (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) at its New York, New York office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Prohibited Business” shall have the meaning set forth in Section 9.3(a).

“Record Date” means 5:00 p.m. Central Time on the date to be determined by the RemainCo Board as the record date for determining stockholders of RemainCo entitled to receive shares of SpinCo Common Stock in the External Distribution.

“Record Holders” means the holders of record of RemainCo Common Stock as of the Record Date.

“Records Facility” shall have the meaning set forth in Section 8.4(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“RemainCo” shall have the meaning set forth in the Preamble.

“RemainCo Board” shall have the meaning set forth in the Recitals.

“RemainCo Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted by RemainCo and its Subsidiaries and Affiliates prior to the Effective Time that are not included in the SpinCo Business.

“RemainCo Common Stock” means the common stock, par value $0.01 per share, of RemainCo.

“RemainCo Employee” shall mean each Employee, Contractor or Director who provides services primarily for the benefit of the RemainCo Business and who, following the Effective Time, remains employed by or in service with any RemainCo Entity, including any such active employees and any such employees on approved leaves of absence.  RemainCo Employees shall include, without limitation, those Employees, Contractors and Directors set forth on Schedule 1.1L attached hereto.

“RemainCo Group” means RemainCo, each Subsidiary of RemainCo immediately after the Effective Time and each Affiliate of RemainCo immediately after the Effective Time, including Controlled and its Subsidiaries (in each case other than any member of the SpinCo Group).

“RemainCo Indemnitees” shall have the meaning set forth in Section 7.2.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Restructuring Steps Memorandum” means the memorandum setting forth the restructuring steps to be taken prior to the Effective Time and the sequence thereof, a copy of which is attached hereto as Exhibit A.

“Revolving Credit Facility” means the revolving credit facility to be established pursuant to a credit agreement entered into prior to the Effective Time by EESLP, as borrower, SpinCo, Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein, on such terms and conditions as agreed to by SpinCo and the other parties to such credit agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Contribution” shall have the meaning set forth in the Recitals.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Shared Contract” shall have the meaning set forth in Section 2.10(a).

“Shared Liabilities” means (i) the Liabilities identified on Schedule 1.1H, or (ii) any Liability that is described as both a Controlled Liability in Section 2.2(a)(i) and a SpinCo Liability in Section 2.2(b)(i).

“Shared Policies” means all Policies, current or past, which are owned or maintained by or on behalf of RemainCo or any of its Subsidiaries which relate to the SpinCo Business and the RemainCo Business.

“Shortfall Amount” shall have the meaning set forth in Section 9.7(a).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Specified Party” shall have the meaning set forth in Section 2.11(f).

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.11(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.1(b).

“SpinCo Balance Sheet” unaudited pro forma condensed combined balance sheet of the SpinCo Group as of March 31, 2015, including the notes thereto, included in the Information Statement.

“SpinCo Business” means (a) the contract operations and aftermarket services businesses conducted for the benefit of customers outside of the United States by, and the global fabrication business of, RemainCo and its direct and indirect Subsidiaries on a consolidated basis immediately prior to the date hereof, and (b) without limiting the foregoing clause (a) and except as otherwise expressly provided in this Agreement, (i) the global provision of aftermarket services with respect to production equipment by RemainCo and its direct and indirect Subsidiaries on a consolidated basis immediately prior to the date hereof and (ii) any terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would be part of the SpinCo Business (as described in the foregoing clause (a)) had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “SpinCo” name); provided, however, that the SpinCo Business shall exclude the businesses set forth on Schedule 1.1G.

“SpinCo Certificate of Incorporation” shall have the meaning set forth in Section 5.1(f).

“SpinCo Common Stock” shall have the meaning set forth in the Recitals.

“SpinCo Contracts” means:

(a)                                 any Contract with respect to which the only Persons party thereto or with rights, benefits or obligations thereunder or whose Assets are bound thereby are members of the SpinCo Group and third parties that are not Affiliates of the RemainCo Group;

(b)                                 any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Employee or consultants of the SpinCo Group;

(c)                                  the Contracts listed on Schedule 1.1C under the heading “SpinCo Contracts”;

(d)                                 any Contract that is neither a Controlled Contract nor a Shared Contract; and

(e)                                  unless otherwise identified pursuant to clauses (a)-(d), any Contract to which RemainCo or any of its Subsidiaries is a party prior to or as of the Effective Time, other than a Shared Contract, that primarily relates to the SpinCo Business.

“SpinCo Contributed Interests” shall have the meaning set forth in the Recitals.

“SpinCo Debt Financing” means the offering of EESLP’s [•]% senior notes due [•] to initial purchasers as contemplated by that certain Purchase Agreement, dated [•], 2015, by and among EESLP, EES Finance Corp., SpinCo, the other guarantors listed therein and the initial purchasers listed therein.

“SpinCo Employee” means each Employee, Contractor or Director who provides services primarily for the benefit of the SpinCo Business and who, following the Effective Time, remains employed by or in service with any SpinCo Entity, including any such active employees and any such employees on approved leaves of absence.  SpinCo Employees shall include, without limitation, those Employees, Contractors and Directors set forth on Schedule 1.1K attached hereto.

“SpinCo Entity” shall have the meaning set forth in Section 2.1(b)(ii)(B).

“SpinCo Financing Arrangements” means the Revolving Credit Facility and the SpinCo Debt Financing, collectively.

“SpinCo Group” means SpinCo and the SpinCo Entities.

“SpinCo Indemnitees” shall have the meaning set forth in Section 5.3.

“SpinCo Intellectual Property” means (a) the Exterran Name and Marks and (b) the Intellectual Property set forth in Schedule 1.1I.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.2(b).

“SpinCo Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of RemainCo or any Subsidiary of RemainCo, which relate exclusively to the SpinCo Business and which Policies are either maintained by SpinCo or a member of the SpinCo Group or assignable to SpinCo or a member of the SpinCo Group.

“SpinCo Properties” means the real property set forth on Schedule 1.1D under the heading “SpinCo Properties.”

“SpinCo Software” means all Software that, as of the Effective Time, is owned or licensed by any member of either Group, other than the Controlled Software.

“SpinCo Specified Assets” means the assets set forth on Schedule 1.1J.

“SpinCo Specified Liabilities” means the liabilities set forth on Schedule 1.1F.

“SpinCo Transfer Documents” shall have the meaning set forth in Section 2.5(b).

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by the party other than the party that owns such Tangible Information.

“Subsequent Receipts” shall have the meaning set forth in Section 9.7(d).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns or controls, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Supply Agreement” means the Supply Agreement, dated as of the date hereof, among OpCo, EXLP Operating, LLC and EESLP, in substantially the form attached as Exhibit F hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, between RemainCo and SpinCo, in substantially the form attached as Exhibit G hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Testing Period” shall have the meaning given to such term in the Revolving Credit Facility.

“Third Party” shall have the meaning set forth in Section 7.5(a).

“Third-Party Claim” shall have the meaning set forth in Section 7.5(a).

“Transaction Counterparty” shall have the meaning set forth in Section 9.3(a).

“Transfer Documents” shall have the meaning set forth in Section 2.5(b).

“Transferred Controlled Entity” shall have the meaning set forth in Section 2.1(a)(ii)(B).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between OpCo and EESLP, in substantially the form attached as Exhibit H hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Unreleased Controlled Liability” shall have the meaning set forth in Section 2.7(b).

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.8(b).

“Unreleased SpinCo Specified Liability” shall have the meaning set forth in Section 4.5(b).

ARTICLE II.
FIRST CONTRIBUTION

2.1                               Assets.

(a)                                 For purposes of this Agreement, “Controlled Assets” means (without duplication):

(i)                                     all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or to belong to Controlled or any other member of the RemainCo Group, including the Assets listed on Schedule 2.1(a)(i) and any Schedule to any Ancillary Agreement;

(ii)                                  unless described in Section 2.1(b)(i), all Assets primarily relating to or arising out of the RemainCo Business as conducted at or immediately prior to the Effective Time, including, without limitation, the following:

(A)                               all Assets owned and used or held for use immediately prior to the Effective Time by RemainCo or any of its Subsidiaries primarily in the RemainCo

Business, including the Controlled Contracts, Controlled Intellectual Property, Controlled Software and Controlled Properties and any Assets thereupon as of the Effective Time; and

(B)                               all issued and outstanding equity interests held by EESLP, directly or indirectly, in the Subsidiaries of EESLP that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, Controlled (which interests may be subsequently transferred, at the direction of Controlled, to direct or indirect wholly owned Subsidiaries of Controlled that shall be members of the RemainCo Group as of the Effective Time and are listed on Schedule 2.1(a)(ii)(B) (such Subsidiaries, the “Transferred Controlled Entities”));

(iii)                               all RemainCo Employees (notwithstanding that, to facilitate the transfer of RemainCo Employees to Controlled, the RemainCo Employees shall be treated as employees of EESLP until the day immediately following the Distribution Date for payroll and other administrative purposes); and

(iv)                              any Privileged Information that relates to the RemainCo Business.

(b)                                 For purposes of this Agreement, “SpinCo Assets” means (without duplication):

(i)                                     all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or to belong to SpinCo or any other member of the SpinCo Group, including the Assets listed on Schedule 2.1(b)(i) and any Schedule to any Ancillary Agreement;

(ii)                                  unless described in Section 2.1(a)(i), all Assets primarily relating to or arising out of the SpinCo Business as conducted at or immediately prior to the Effective Time, including, without limitation, the following:

(A)                               all Assets owned and used or held for use immediately prior to the Internal Distribution by RemainCo or any of its Subsidiaries primarily in the SpinCo Business, including the SpinCo Contracts, Initial SpinCo Intellectual Property, SpinCo Software and SpinCo Properties and any Assets thereupon as of the Effective Time; and

(B)                               all issued and outstanding equity interests held by SpinCo in the Subsidiaries of SpinCo that have been or shall be contributed to, or otherwise transferred, conveyed, or assigned to, the SpinCo Group or entities that shall be members of the SpinCo Group as of the Effective Time, as listed on Schedule 2.1(b)(ii)(B) (such Subsidiaries and entities, the “SpinCo Entities”);

(iii)                               unless described in Section 2.1(a)(i) or 2.1(a)(ii), all Assets reflected as assets of SpinCo or its Subsidiaries on the SpinCo Balance Sheet (or any subsequently acquired or created Assets that would have been reflected on a later-dated balance sheet of SpinCo), subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet;

(iv)                              all SpinCo Employees; and

(v)                                 any Privileged Information that relates to the SpinCo Business.

2.2                               Liabilities.

(a)                                 For the purposes of this Agreement, “Controlled Liabilities” means (without duplication):

(i)                                     the Liabilities listed on Schedule 2.2(a)(i) and any and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement or any Schedule to any Ancillary Agreement as Liabilities to be retained or assumed by Controlled or any member of the RemainCo Group, and all agreements, obligations and Liabilities of any member of the RemainCo Group under this Agreement or any of the Ancillary Agreements;

(ii)                                  unless described in Section 2.2(b)(i) or 2.2(b)(v), all Liabilities, including any Environmental Liabilities, whether arising before, on or after the Effective Time, to the extent relating to, arising out of or resulting from:

(A)                               the ownership of the Controlled Properties or the operation of any business on the Controlled Properties, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person relating to the Controlled Properties (whether or not such act or failure to act is or was within such Person’s authority));

(B)                               unless described in Section 2.2(b)(ii)(A), the operation of the RemainCo Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person (whether or not such act or failure to act is or was within such Person’s authority) relating to the operation of the RemainCo Business or any Shared Contracts to the extent such Liabilities relate to the RemainCo Business); or

(C)                               any Controlled Asset; and

(iii)                               RemainCo’s Allocable Portion of any Shared Liability.

(b) For the purposes of this Agreement, “SpinCo Liabilities” means (without duplication):

(i)                                     the Liabilities listed on Schedule 2.2(b)(i) and any and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement or any Schedule to any Ancillary Agreement as Liabilities to be retained or assumed by SpinCo or any member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(ii)                                  unless described in Section 2.2(a)(i) or 2.2(a)(iii), all Liabilities that are both (x) currently held by EESLP or a member of the SpinCo Group, including any Environmental Liabilities, whether arising before, on or after the Effective Time and (y) to the extent relating to, arising out of or resulting from:

(A)                               the ownership of the SpinCo Properties or the operation of the any business on the SpinCo Properties, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person relating to the SpinCo Properties (whether or not such act or failure to act is or was within such Person’s authority));

(B)                               unless described in Section 2.2(a)(ii)(A), the operation of the SpinCo Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person (whether or not such act or failure to act is or was within such Person’s authority) or arising under any Shared Contracts to the extent such Liabilities relate to the SpinCo Business);

(C)                               the assumption or retention of the SpinCo Specified Liabilities (except as set forth in any Ancillary Agreement); or

(D)                               any SpinCo Asset, including, following the completion of the Second Contribution, any of the SpinCo Contributed Interests, the SpinCo Specified Assets and the SpinCo Intellectual Property;

(iii)                               all Liabilities relating to, arising out of or resulting from the SpinCo Financing Arrangements (to the extent such liabilities are not Shared Liabilities);

(iv)                              unless described in Section 2.2(a), all Liabilities reflected as liabilities or obligations of SpinCo or its Subsidiaries on the SpinCo Balance Sheet (or subsequently incurred or accrued Liabilities that would have been reflected on a later-dated balance sheet of SpinCo), subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; and

(v)                                 SpinCo’s Allocable Portion of any Shared Liability.

2.3                               Allocation of Assets and Liabilities.

(a)                                 Any Asset that is described as both a Controlled Asset in Section 2.1(a)(i) and a SpinCo Asset in Section 2.1(b)(i) shall be allocated:

(i)                                     to the RemainCo Group, if such Asset primarily relates to or arises out of the RemainCo Business as conducted at or immediately prior to the Effective Time;

(ii)                                  to the SpinCo Group, if such Asset primarily relates to or arises out of the SpinCo Business as conducted at or immediately prior to the Effective Time; or

(iii)                               equally between the RemainCo Group, on the one hand, and the SpinCo Group, on the other hand, if such Asset does not primarily relate to or arise out of either the RemainCo Business or the SpinCo Business, each as conducted at or immediately prior to the Effective Time.

(b)                                 Any Asset that is not described as either a Controlled Asset in Section 2.1(a) or a SpinCo Asset in Section 2.1(b) shall be allocated equally between the RemainCo Group, on the one hand, and the SpinCo Group, on the other hand, unless the Parties determine otherwise by mutual agreement.

(c)                                  Unless the Parties determine otherwise by mutual agreement, any Shared Liability shall be allocated equally between the RemainCo Group, on the one hand, and the SpinCo Group, on the other hand.

2.4                               Transfer of Controlled Assets and Assumption of Controlled Liabilities.

(a)                                 Unless otherwise provided in this Agreement or in any Ancillary Agreement, prior to the Effective Time in accordance with the Restructuring Steps Memorandum and to the extent not previously effected prior to the date hereof pursuant to the steps of the Restructuring Steps Memorandum (for the avoidance of doubt, the Restructuring Steps Memorandum shall take precedence in the event of any conflict between the terms of this Section 2.4 and the Restructuring Steps Memorandum):

(i)                                     EESLP shall assign, transfer, convey and deliver to Controlled, and Controlled shall accept from EESLP, all of EESLP’s direct or indirect right, title and interest in and to all of the Controlled Assets (it being understood that if any Controlled Asset shall be held by a Transferred Controlled Entity or a wholly owned Subsidiary of a Transferred Controlled Entity, such Controlled Asset will remain an asset of the applicable Transferred Controlled Entity or wholly owned Subsidiary of a Transferred Controlled Entity and will be deemed assigned, transferred, conveyed and delivered as a result of the transfer of all or substantially all of the equity interests in such Transferred Controlled Entity); and

(ii)                                  Controlled shall accept, assume and agree faithfully to perform, discharge and fulfill all Controlled Liabilities in accordance with their respective terms (it being understood that if any Controlled Liability shall be the obligation of a Transferred Controlled Entity or a wholly owned Subsidiary of a Transferred Controlled Entity, such Controlled Liability will remain a liability of the applicable Transferred Controlled Entity or wholly owned Subsidiary of a Transferred Controlled Entity and will be deemed assigned, transferred, conveyed and delivered as a result of the transfer of all or substantially all of the equity interests in such Transferred Controlled Entity). Controlled or the applicable Transferred Controlled Entity or wholly owned Subsidiary of a Transferred Controlled Entity shall be responsible for all Controlled Liabilities, regardless of when or where such Controlled Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Controlled Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation, breach of contract or any other cause by any member of either Group, or any of their respective directors, officers, employees or agents.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of the Controlled Assets and the assumption or retention by Controlled (or, at the direction of Controlled, one of Controlled’s direct or indirect wholly owned Subsidiaries) of the Controlled Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on, before or as of the date that such Controlled Assets are assigned, transferred, conveyed or delivered or such Controlled Liabilities are assumed, (i) EESLP shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such transfer, contribution, distribution or other similar agreements, bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of EESLP’s and its Subsidiaries’ (other than Controlled and its Subsidiaries) right, title and interest in and to the Controlled Assets to Controlled (or, at the direction of Controlled, one of its Subsidiaries), and (ii) Controlled (or such Subsidiary) shall execute and deliver such assumptions of contracts and any other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Controlled Liabilities by Controlled (or such Subsidiary). All of the documents contemplated by this Section 2.4(b) are referred to collectively herein as the “Controlled Transfer Documents.”

(c)                                  To the extent that any Controlled Asset is not transferred or assigned to, or any Controlled Liability is not assumed or retained by, Controlled (or at the direction of Controlled, one of Controlled’s direct or indirect wholly owned Subsidiaries) prior to the Effective Time or is owned or held by a member of the SpinCo Group at or after the Effective Time, from and after the Effective Time, any such Controlled Asset or Controlled Liability shall be held by such member of the SpinCo Group for the use and benefit of Controlled (or its applicable Subsidiary), at the expense of the member of the RemainCo Group entitled thereto, in accordance with Section 2.5(c) and subject to Section 2.5(b):

(i)                                     EESLP shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to Controlled or certain of its Subsidiaries designated by Controlled, and Controlled or such Subsidiaries shall accept from EESLP and its applicable Subsidiaries, all of EESLP’s and such Subsidiaries’ respective right, title and interest in and to such Controlled Assets; and

(ii)                                  Controlled and certain of its Subsidiaries designated by Controlled shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such Controlled Liabilities in accordance with their respective terms.

(d)                                 Controlled hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Controlled Assets to any member of the RemainCo Group.

2.5                               Transfer of SpinCo Assets and Assumption of SpinCo Liabilities.

(a)                                 To the extent that any SpinCo Asset is transferred or assigned to, or any SpinCo Liability is assumed by, a member of the RemainCo Group prior to the Effective Time or, except as set forth in Article IV, is owned or held by a member of the RemainCo Group at or after the Effective Time, from and after the Effective Time, any such SpinCo Asset or SpinCo Liability shall be held by such member of the RemainCo Group for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) in accordance with Section 2.5(d), subject to Section 4.2(b) and:

(i)                                     RemainCo shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to SpinCo or certain of its Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries shall accept from RemainCo and its applicable Subsidiaries, all of RemainCo’s and such Subsidiaries’ respective right, title and interest in and to such SpinCo Assets; and

(ii)                                  SpinCo and certain of its Subsidiaries designated by EESLP shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such SpinCo Liabilities in accordance with their respective terms.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of SpinCo Assets and the assumption or retention by a member of the SpinCo Group of SpinCo Liabilities in accordance with Sections 2.5(a)(i) and 2.5(a)(ii), and without any additional consideration therefor: (i) RemainCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such transfer, contribution, distribution or other similar agreements bills of sale, deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets to SpinCo and its Subsidiaries and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and any other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the SpinCo Liabilities. All of the foregoing documents contemplated by this Section 2.5(b) shall be referred to collectively herein as the “SpinCo Transfer Documents” and, together with the Controlled Transfer Documents, the “Transfer Documents.”

(c)                                  EESLP hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.

2.6                               Approvals and Notifications.

(a)                                 To the extent that the Internal Distribution or any assignment, transfer, conveyance or delivery of any Controlled Asset, assumption or retention by a member of the RemainCo Group of any Controlled Liability, transfer or assignment of any SpinCo Asset or assumption of any SpinCo Liability in connection with the Internal Distribution requires any Approvals or Notifications, the parties shall endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between EESLP and Controlled, neither EESLP nor Controlled shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the RemainCo Group of any RemainCo Assets or assumption by the RemainCo Group of any Controlled Liabilities would be a violation of applicable Law, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under any Contract or would otherwise adversely affect the rights of a member of the RemainCo Group or the SpinCo Group thereunder or require any Approvals or Notifications in connection with the Internal Distribution that have not been obtained or made by the Effective Time, then, unless the parties hereto shall otherwise mutually determine, the transfer or assignment to the RemainCo Group of such Controlled Assets, or the assumption by the RemainCo Group of such Controlled Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Controlled Assets or Controlled Liabilities shall continue to constitute Controlled Assets or Controlled Liabilities, as applicable, for all other purposes of this Agreement.

(c)                                  If any transfer or assignment of any Controlled Asset or any assumption of any Controlled Liability intended to be transferred, assigned or assumed in connection with the Internal Distribution hereunder, as the case may be, is not consummated prior to the Effective Time, whether as a result of the provisions of Section 2.6(b) or for any other reason, then, insofar as reasonably possible, the member of the SpinCo Group retaining such Controlled Asset or such Controlled Liability, as the case may be, shall thereafter hold such Controlled Asset or Controlled Liability, as the case may be, for the use and benefit of the member of the RemainCo Group entitled thereto (at the expense of the member of the RemainCo Group entitled thereto).  In addition, the member of the SpinCo Group retaining such Controlled Asset or such Controlled Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Controlled Asset or Controlled Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the RemainCo Group to whom such Controlled Asset is to be transferred or assigned, or which will assume such Controlled Liability, as the case may be, in order to place such member of the RemainCo Group in a substantially similar position as if such Controlled Asset or Controlled Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Controlled Asset or Controlled Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Controlled Asset or Controlled Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the RemainCo Group.

(d)                                 If any transfer or assignment of any SpinCo Asset or any assumption of any SpinCo Liability not intended to be transferred, assigned or assumed in connection with the Internal Distribution hereunder, as the case may be, is consummated prior to the Effective Time, then, insofar as reasonably possible, the member of the RemainCo Group holding or owning such SpinCo Asset or such SpinCo Liability, as the case may be, shall thereafter hold such

SpinCo Asset or SpinCo Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto).  In addition, the member of the RemainCo Group retaining such SpinCo Asset or such SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SpinCo Asset or SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such SpinCo Asset is to be transferred or assigned, or which will assume such SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such SpinCo Asset or SpinCo Liability had not been so transferred, assigned or assumed and so that all the benefits and burdens relating to such SpinCo Asset or SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such SpinCo Asset or SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group.

(e)                                  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Controlled Asset or the deferral of assumption of any Controlled Liability pursuant to Section 2.6(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Controlled Asset or the assumption of any Controlled Liability have been removed, the transfer or assignment of the applicable Controlled Asset or the assumption of the applicable Controlled Liability in connection with the Internal Distribution, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(f)                                   Except as otherwise agreed between EESLP and Controlled, (i) any member of the SpinCo Group retaining a Controlled Asset or Controlled Liability (whether as a result of the provisions of Section 2.6(b) or for any other reason), and (ii) any member of the RemainCo Group holding or owning a SpinCo Asset or SpinCo Liability due to a transfer or assignment to, or assumption by, such member of the RemainCo Group (as described in Section 2.5(a)), shall not be obligated, in order to effect the transfer of such Asset or Liability in connection with the Internal Distribution to the Group member entitled thereto, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Group member entitled thereto, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Group member entitled to such Asset or Liability.

2.7                               Novation of Controlled Liabilities.

(a)                                 In connection with the Internal Distribution, each of EESLP and Controlled, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute Controlled Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the RemainCo Group, so that, in any such case, the members of the RemainCo Group shall be solely responsible for the Controlled Liabilities; provided, however, that neither EESLP nor Controlled shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If EESLP or Controlled is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the SpinCo Group continues to be bound by such Contract or other obligation or Liability (each, an “Unreleased Controlled Liability”), Controlled shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Controlled Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Controlled Liabilities shall otherwise become assignable or able to be novated, EESLP shall promptly assign, or cause to be assigned, and Controlled or the applicable RemainCo Group member shall assume, such Unreleased Controlled Liabilities without exchange of further consideration.

2.8                               Novation of SpinCo Liabilities.

(a)                                 In connection with the Internal Distribution, each of EESLP and Controlled, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute SpinCo Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the SpinCo Group, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that neither EESLP nor Controlled shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If EESLP or Controlled is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the RemainCo Group continues to be bound by such Contract or other obligation or Liability (each, an “Unreleased SpinCo Liability”), EESLP shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the RemainCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the RemainCo Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the RemainCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Controlled shall promptly assign, or cause to be assigned, and EESLP or the applicable SpinCo

Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

2.9                               Termination of Agreements.

(a)                                 Except as set forth in Section 2.9(b), in furtherance of the releases and other provisions set forth in Article V, Controlled and each member of the RemainCo Group, on the one hand, and EESLP and each member of the SpinCo Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Controlled and/or any member of the RemainCo Group and/or any entity that shall be a member of the RemainCo Group as of the Effective Time, on the one hand, and EESLP and/or any member of the SpinCo Group (other than entities that shall be members of the RemainCo Group as of the Effective Time), on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.9(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups, including, for the avoidance of doubt, those agreements and instruments entered into in connection with the SpinCo Financing Arrangements); (ii) any agreements, arrangements, commitments or understandings filed as an exhibit, whether in preliminary or final form, to the Form 10 or otherwise listed or described on Schedule 2.9(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and the members of their respective Groups is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Controlled Assets or Controlled Liabilities, they shall be assigned pursuant to Section 2.4 and that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute SpinCo Assets or SpinCo Liabilities, they shall be assigned pursuant to Section 4.1 to the extent they are not already held by a member of the SpinCo Group); (iv) any intercompany accounts payable or accounts receivable described on Schedule 2.9(b)(iv); (v) any agreements, arrangements, commitments or understandings to which any member of the RemainCo Group or SpinCo Group (other than RemainCo, SpinCo, Controlled or EESLP, as the case may be) is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); (vi) any Shared Contracts; and (vii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates shall survive the Effective Time.

2.10                        Treatment of Shared Contracts.

(a)                                 Without limiting the generality of the obligations set forth in Section 2.4 and Section 2.5, unless the parties otherwise agree or the benefits of any Contract or understanding described in this Section 2.10 are expressly conveyed to the applicable party pursuant to an Ancillary Agreement or any other agreement or instrument expressly contemplated by this Agreement or by any Ancillary Agreement, (i) any Contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.10(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.10(a), and (ii) (A) any Contract or understanding that primarily relates to the SpinCo Business but, prior to the Effective Time, inured in part to the benefit or burden of any member of the RemainCo Group, and (B) any Contract or understanding that primarily relates to the RemainCo Business but, prior to the Effective Time, inured in part to the benefit or burden of any member of the SpinCo Group, shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each party or the members of its respective Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any Contract or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii), (1) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled), and (2) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the RemainCo Group or the SpinCo Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the RemainCo Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to, appropriately duplicated, novated or amended to allow a member of the applicable Group pursuant to this Section 2.10, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.10.

(b)                                 Each of SpinCo and RemainCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such party, or its Subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                                  Nothing in this Section 2.10 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.10.

2.11                        Bank Accounts; Cash Balances.

(a)                                 EESLP and Controlled each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as EESLP and Controlled may agree), all actions necessary to amend all Contracts governing each bank and brokerage account, including lockbox accounts, owned by Controlled or any other member of the RemainCo Group (collectively, the “Controlled Accounts”) so that such Controlled Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account, including lockbox accounts, owned by EESLP or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”), are de-linked from the SpinCo Accounts.

(b)                                 EESLP and Controlled each agrees to take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as EESLP and Controlled may agree), all actions necessary to amend all Contracts governing the SpinCo Accounts so that such SpinCo Accounts, if currently linked to a Controlled Account, are de-linked from the Controlled Accounts.

(c)                                  It is intended that, following consummation of the actions contemplated by Sections 2.11(a) and 2.11(b), there shall be in place a centralized cash management process pursuant to which (i) the Controlled Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by Controlled and (ii) the SpinCo Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by EESLP.  Notwithstanding the foregoing, all cash on hand as of the Effective Time shall be assigned, transferred or paid over to or retained by EESLP, other than cash belonging to EXLP or any of its Subsidiaries as of the Effective Time, which cash shall be retained by EXLP or such Subsidiary (or, if included in the Controlled Accounts or SpinCo Accounts, paid over to EXLP) following the Effective Time.

(d)                                 With respect to any outstanding checks issued or payments initiated by EESLP, Controlled or any of their respective Subsidiaries prior to the Internal Distribution, such outstanding checks and payments shall be honored following the Internal Distribution by the Person or Group owning the account on which the check is drawn or from which the payment was initiated.  In addition, any outstanding checks or payments issued by a third party for the benefit of EESLP, Controlled or any of their respective Subsidiaries prior to the Internal Distribution shall be honored following the Internal Distribution and payment shall be made to the party to whom the check was or payment was issued.

(e)                                  With respect to the payments described in Section 2.11(d), in the event that:

(i)                                     EESLP or one of its Subsidiaries initiates a payment prior to the Internal Distribution that is honored following the Internal Distribution, and to the extent such payment relates to the RemainCo Business, then Controlled shall reimburse EESLP for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored; or

(ii)                                  Controlled or one of its Subsidiaries initiates a payment prior to the Internal Distribution that is honored following the Internal Distribution, and to the extent such payment relates to the SpinCo Business, then EESLP shall reimburse Controlled for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored.

(f)                                   As between EESLP and Controlled (for purposes of this Section 2.11(f), each a “Specified Party”) (and the members of their respective Groups), all payments made to and reimbursements received by either Specified Party (or any member of its Group), in each case after the Internal Distribution, that relate to a business, Asset or Liability of the other Specified Party (or any member of such other Specified Party’s Group) (each, a “Misdirected Payment”), shall be held by the recipient Specified Party in trust for the use and benefit of the other Specified Party (or member of such other Specified Party’s Group entitled thereto) (at the expense of the party entitled thereto).  Each Specified Party shall maintain an accounting of any such Misdirected Payments received by such Specified Party or any member of its Group, and the Specified Parties shall have a weekly reconciliation, whereby all such Misdirected Payments received by each Specified Party are calculated and the net amount owed to the other Specified Party (or members of the other Specified Party’s Group) shall be paid over to the other Specified Party (for further distribution to the applicable members of such other Specified Party’s Group). If at any time the net amount in respect of Misdirected Payments owed to either Specified Party exceeds $10,000,000, an interim payment of such net amount owed shall be made to the Specified Party entitled thereto within three (3) business days of such amount exceeding $10,000,000.  Notwithstanding the foregoing, neither Specified Party (nor any of the members of its Group) shall act as collection agent for the other Specified Party (or any of the members of its Group), nor shall either Specified Party (or any members of its Group) act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

2.12                        Other Ancillary Agreements; Effect of Ancillary Agreements.

Effective as of the date hereof, each of EESLP and Controlled shall execute and deliver all Ancillary Agreements to which it is a party (other than the Transfer Documents, which shall be executed on or prior to the Distribution Date).

2.13                        Disclaimer of Representations and Warranties. SUBJECT TO SECTION 9.6, EACH OF REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY

AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY (INCLUDING, WITHOUT LIMITATION, ANY ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED UNDER THIS ARTICLE II OR ARTICLE IV), AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED BY REMAINCO, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III.
COMPLETION OF THE INTERNAL DISTRIBUTION

Immediately following the completion of the First Contribution and immediately prior to the Second Contribution, in accordance with the Restructuring Steps Memorandum, EESLP shall distribute all of the outstanding shares of Controlled Common Stock to RemainCo and General Holdings on a pro rata basis in respect of each such entity’s respective interest in EESLP.  Immediately following such distribution, General Holdings will distribute all of the Controlled Common Stock received by General Holdings from EESLP to RemainCo.  Following the completion of the Internal Distribution, RemainCo shall directly own all of the outstanding shares of Controlled Common Stock.

ARTICLE IV.
SECOND CONTRIBUTION

4.1                               Contribution to SpinCo.

(a)                                 Following the completion of the Internal Distribution and prior to the Effective Time, in accordance with the Restructuring Steps Memorandum, RemainCo grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to SpinCo, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the SpinCo

Contributed Interests, the SpinCo Specified Assets and the SpinCo Intellectual Property in exchange for a continuation of RemainCo’s ownership of all of the outstanding shares of SpinCo Common Stock and the assumption by SpinCo of the SpinCo Specified Liabilities, such that upon completion of this Second Contribution, SpinCo shall own all of the SpinCo Contributed Interests, the SpinCo Specified Assets, SpinCo Specified Liabilities and the SpinCo Intellectual Property.

(b)                                 To the extent that any SpinCo Specified Asset, SpinCo Contributed Interest or SpinCo Intellectual Property is not transferred or assigned to, or any SpinCo Specified Liability is not assumed by, SpinCo prior to the Effective Time or is owned or held by a member of the RemainCo Group at or after the Effective Time, from and after the Effective Time, any such SpinCo Specified Asset, SpinCo Controlled Interest, SpinCo Intellectual Property or SpinCo Specified Liability shall be held by such member of the RemainCo Group for the use and benefit of SpinCo or a member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto) in accordance with this Section 4.1:

(i)                                     RemainCo shall, and shall cause its applicable Subsidiaries to, as soon as reasonably practicable, assign, transfer, convey and deliver to SpinCo, and SpinCo shall accept from RemainCo and its applicable Subsidiaries, all of RemainCo’s and such Subsidiaries’ respective right, title and interest in and to such SpinCo Specified Asset, SpinCo Contributed Interest or SpinCo Intellectual Property, as applicable; and

(ii)                                  SpinCo shall, as soon as reasonably practicable, accept, assume and agree faithfully to perform, discharge and fulfill all such SpinCo Specified Liabilities in accordance with their respective terms.

(d)                                 In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Specified Assets, the SpinCo Contributed Interests and the SpinCo Intellectual Property and the assumption of the SpinCo Specified Liabilities, and without any additional consideration therefor, each of RemainCo and SpinCo shall, and shall cause their respective Subsidiaries to, execute and deliver any Transfer Documents as and to the extent necessary to evidence the transfer, conveyance and assignment of RemainCo’s and its applicable Subsidiaries’ right, title and interest in and to the SpinCo Specified Assets, the SpinCo Contributed Interests and SpinCo Intellectual Property to SpinCo and the valid and effective assumption of the SpinCo Specified Liabilities by SpinCo.

4.2                               Approvals and Notifications.

(a)                                 To the extent that the Second Contribution or any assignment, transfer, conveyance and delivery of any of the SpinCo Specified Assets, SpinCo Contributed Interests or SpinCo Intellectual Property or assumption or retention by a member of the SpinCo Group of the SpinCo Specified Liabilities in connection with the Second Contribution requires any Approvals or Notifications, the parties shall endeavor to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between RemainCo and SpinCo, neither RemainCo nor SpinCo nor any member of their respective Groups shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)                                 If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any of the SpinCo Specified Assets, the SpinCo Contributed Interests or SpinCo Intellectual Property or assumption by the SpinCo Group of any SpinCo Specified Liabilities would be a violation of applicable Law, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under any contract, agreement or other material instrument or would otherwise adversely affect the rights of a member of the RemainCo Group or the SpinCo Group thereunder or require any Approvals or Notifications in connection with the Second Contribution that have not been obtained or made by the Effective Time, then, unless the parties hereto shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Specified Asset, SpinCo Contributed Interest or SpinCo Intellectual Property, as applicable, or the assumption by the SpinCo Group of such SpinCo Specified Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability shall continue to constitute a SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability, as applicable, for all other purposes of this Agreement.

(c)                                  If any transfer or assignment of any SpinCo Specified Asset, SpinCo Contributed Interest or SpinCo Intellectual Property or any assumption of any SpinCo Specified Liability intended to be transferred, assigned or assumed in connection with the Second Contribution hereunder, as the case may be, is not consummated prior to the Effective Time, whether as a result of the provisions of Section 4.2(b) or for any other reason, then, insofar as reasonably possible, the member of the RemainCo Group retaining such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability, as the case may be, shall thereafter hold such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto).  In addition, the member of the RemainCo Group retaining such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability Controlled Asset is to be transferred or assigned, or which will assume such SpinCo Specified Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such SpinCo Specified Asset,

SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the SpinCo Group.

(d)                                 If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any SpinCo Specified Asset, SpinCo Contributed Interest or SpinCo Intellectual Property or the deferral of assumption of any SpinCo Specified Liability pursuant to Section 4.2 (b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any SpinCo Specified Asset, SpinCo Contributed Interest or SpinCo Intellectual Property or the assumption of any SpinCo Specified Liability have been removed, the transfer or assignment of the applicable SpinCo Specified Asset, SpinCo Contributed Interest or SpinCo Intellectual Property or the assumption of the applicable SpinCo Specified Liability in connection with the Second Contribution, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)                                  Except as otherwise agreed between RemainCo and SpinCo, any member of the RemainCo Group retaining any SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability (whether as a result of the provisions of Section 4.2(b) or for any other reason), shall not be obligated, in order to effect the transfer of such SpinCo Specified Asset, SpinCo Contributed Interest, SpinCo Intellectual Property or SpinCo Specified Liability to the SpinCo Group, to expend any money unless the necessary funds are advanced (or otherwise made available) by the SpinCo Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the SpinCo Group.

4.3                               Name and Marks.

(a)                                 Following the completion of the Second Contribution, RemainCo and the other members of the RemainCo Group shall use their best efforts to discontinue all use of the Exterran Name and Marks, including any use on stationery or letterhead and any use on other Controlled Assets, as promptly as practicable after, and in no event beyond the 180-day period following, the Effective Time. All of RemainCo’s use of the Exterran Name and Marks shall inure to the benefit of SpinCo. RemainCo agrees to use the Exterran Name and Marks in accordance with such quality standards established by SpinCo and communicated to RemainCo, it being understood that the products and services used in association with the Exterran Name and Marks immediately before the Effective Time are of a quality that is acceptable to SpinCo and justifies the license granted herein. Except as set forth in this Section 4.3, it is expressly agreed that RemainCo is not obtaining any right, title or interest in the Exterran Name and Marks. RemainCo will not contest the ownership, validity or enforceability of the Exterran Name and Marks, and nothing in this Section 4.3 shall be construed to limit SpinCo’s ability to use the Exterran Name and Marks following the Effective Time.

(b)                                 For the avoidance of doubt, RemainCo shall retain all right, title and interest to the Predecessor Names and Marks; provided, however, that RemainCo’s ability to use the Predecessor Names and Marks shall be limited to the use of the Predecessor Names and Marks immediately prior to the Effective Time.

(c)                                  RemainCo hereby grants and conveys to SpinCo a nontransferable, nonexclusive, royalty-free right and license to use the Predecessor Name and Marks consistently with the use of the Predecessor Names and Marks by SpinCo and the other members of the SpinCo Group immediately prior to the Effective Time.

4.4                               Treatment of Shared Intellectual Property.

(a)                                 Notwithstanding anything in this Agreement to the contrary, the allocation of, and the rights and obligations in connection with, the Intellectual Property identified on Schedule 4.4(a) (“Shared Intellectual Property”) shall be governed by the terms of the Joint Intellectual Property Agreement.

(b)                                 Nothing in this Section 4.4 shall require any member of any Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession for the benefit of any member of any other Group, except as set forth in the Joint Intellectual Property Agreement.

4.5                               Novation of SpinCo Specified Liabilities.

(a)                                 In connection with the Second Contribution, each of SpinCo and RemainCo, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute SpinCo Specified Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the SpinCo Group, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Specified Liabilities; provided, however, that neither SpinCo nor RemainCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b)                                 If SpinCo or RemainCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the RemainCo Group continues to be bound by such Contract or other obligation or Liability (each, an “Unreleased SpinCo Specified Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the RemainCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the RemainCo Group that constitute Unreleased SpinCo Specified Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the RemainCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Specified Liabilities shall otherwise become assignable or able to be novated, RemainCo shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Specified Liabilities without exchange of further consideration.

ARTICLE V.
COMPLETION OF THE EXTERNAL DISTRIBUTION

5.1                               Actions Prior to the External Distribution. Following the Second Contribution and prior to the Effective Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the External Distribution:

(a)                                 Notice to NYSE. RemainCo shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)                                 Securities Law Matters. SpinCo shall file with the SEC any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. RemainCo and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. RemainCo and SpinCo shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)                                  Mailing of Information Statement. RemainCo shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the RemainCo Board has approved the External Distribution, cause the Information Statement to be mailed to the Record Holders.

(d)                                 The Distribution Agent. RemainCo shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the External Distribution.

(e)                                  Stock-Based Employee Benefit Plans. At or prior to the Effective Time, RemainCo and SpinCo shall take all actions as may be necessary to approve the stock-based employee benefit plans of SpinCo in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f)                                   Certificate of Incorporation; Bylaws. RemainCo and SpinCo shall take all necessary action that may be required to provide for the adoption by SpinCo of the Amended and Restated Certificate of Incorporation of SpinCo substantially in the form attached hereto as Exhibit H (the “SpinCo Certificate of Incorporation”) and the Amended and Restated Bylaws of SpinCo substantially in the form attached hereto as Exhibit I, and SpinCo shall file the SpinCo Certificate of Incorporation with the Secretary of State of the State of Delaware.

(g)                                  Financing Arrangements. Prior to the Distribution Date, EESLP shall enter into the SpinCo Financing Arrangements, on such terms and conditions as agreed by RemainCo (including the amounts, if any, that shall be borrowed or incurred, as applicable, pursuant to the

SpinCo Financing Arrangements and the respective interest rates for such amounts). RemainCo and SpinCo shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the SpinCo Financing Arrangements, including any marketing efforts or road shows related thereto. The parties agree that SpinCo shall be responsible for any third-party costs and expenses incurred on, prior to or after the Distribution Date by, and for reimbursement of such costs and expenses to, any member of the RemainCo Group or SpinCo Group associated with the SpinCo Financing Arrangements.

(h)                                 Restructuring Steps Memorandum. RemainCo and SpinCo shall take the steps set forth and in the order specified on the Restructuring Steps Memorandum, which, for the avoidance of doubt, is a part of this Agreement and sets forth certain additional rights and obligations of the Parties and their respective Subsidiaries and Affiliates hereunder, to the extent the Restructuring Steps Memorandum contemplates such steps being taken at or prior to the Effective Time.

(i)                                     Satisfying Conditions to External Distribution. RemainCo and SpinCo shall cooperate to cause the conditions to the External Distribution set forth in Section 5.3 to be satisfied and to effect the External Distribution at the Effective Time.

5.2                               Effecting the External Distribution.

(a)                                 Delivery of SpinCo Common Stock. On or prior to the Distribution Date, RemainCo shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of SpinCo Common Stock as is necessary to effect the External Distribution.

(b)                                 Effective Time. The Effective Time on the Distribution Date shall be 3:01 p.m. Central Time, or such other time as RemainCo may determine.

(c)                                  Distribution of Shares and Cash. RemainCo shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following: (i) one (1) share of SpinCo Common Stock for every two (2) shares of RemainCo Common Stock held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 5.2(d).

(d)                                 No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the External Distribution. As soon as practicable after the Effective Time, RemainCo shall direct the Agent to determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each holder of record or beneficial owner of RemainCo Common Stock as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Neither RemainCo nor SpinCo shall be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. Neither RemainCo nor SpinCo shall be required to pay any interest on the proceeds from the sale of fractional shares.

(e)                                  Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 5.2(d), the beneficial owner of RemainCo Common Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(f)                                   Unclaimed Stock or Cash. Any SpinCo Common Stock or cash in lieu of fractional shares with respect to SpinCo Common Stock that remains unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo. SpinCo shall hold such SpinCo Common Stock for the account of such Record Holder, and the parties agree that all obligations to provide such SpinCo Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and RemainCo shall have no Liability with respect thereto.

(g)                                  Transfer Authorizations. SpinCo agrees to provide all book-entry transfer authorizations for shares of SpinCo Common Stock that RemainCo or the Agent shall require in order to effect the External Distribution.

5.3                               Conditions to the External Distribution. The consummation of the External Distribution shall be subject to the satisfaction, or waiver by RemainCo in its sole and absolute discretion, of the following conditions:

(a)                                 Approval by RemainCo Board. This Agreement and the transactions contemplated hereby, including the transactions contemplated by the Restructuring Steps Memorandum and the declaration of the External Distribution, shall have been approved by the RemainCo Board, and such approval shall not have been withdrawn.

(b)                                 Opinion of Legal Counsel. RemainCo shall have received an opinion from Latham & Watkins LLP, in form and substance satisfactory to RemainCo, substantially to the effect that, for U.S. federal income tax purposes (i) the Internal Distribution should qualify under Sections 355 and 368(a)(1)(D) of the Code and (ii) the External Distribution should qualify under Sections 355 and 368(a)(1)(D) of the Code.

(c)                                  Solvency Opinion.  RemainCo will have received an opinion, in form and substance satisfactory to RemainCo it, of Duff & Phelps, LLC as to the solvency of RemainCo and SpinCo following the Effective Time;

(d)                                 Effectiveness of Form 10; Mailing of Information Statement. The Form 10 registering the SpinCo Common Stock shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein shall have been mailed to RemainCo’s stockholders as of the Record Date.

(e)                                  Listing on NYSE. The SpinCo Common Stock shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(f)                                   Securities Laws. The actions and filings necessary or appropriate under applicable securities Laws in connection with the External Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(g)                                  Completion of the Internal Distribution and Second Contribution. The Internal Distribution and the Second Contribution shall have been completed in accordance with the Restructuring Steps Memorandum and RemainCo shall be satisfied in its sole discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the SpinCo Financing Arrangements (including in connection with any guarantees provided by any member of the RemainCo Group).

(h)                                 RemainCo Board Resignations.  RemainCo will have delivered to SpinCo the resignation of each person who is an officer or director of a member of the SpinCo Group prior to the Distribution Date and will continue as an officer or director of a member of the RemainCo Group following the Distribution Date;

(i)                                     Distribution Agent Agreement.  RemainCo will have entered into a Distribution Agent Agreement with, or provided instructions regarding the External Distribution to, the Agent;

(j)                                    Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(k)                                 Governmental Approvals. All Governmental Approvals necessary to consummate the External Distribution and to permit the operation of the SpinCo Business after the Effective Time substantially as it is conducted at the date hereof shall have been obtained and be in full force and effect.

(l)                                     No Order or Injunction. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the External Distribution or any of the related transactions shall be in effect, and no other event outside the control of RemainCo shall have occurred or failed to occur that prevents the consummation of the External Distribution or any of the related transactions.

(m)                             No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the RemainCo Board, in its sole and absolute discretion, make it inadvisable to effect the External Distribution or the other transactions contemplated hereby, or would result in the External Distribution or the other transactions contemplated hereby not being in the best interest of RemainCo or its stockholders.

5.4                               Sole Discretion. The foregoing conditions are for the sole benefit of RemainCo and shall not give rise to or create any duty on the part of RemainCo or the RemainCo Board to waive or not waive such conditions or in any way limit RemainCo’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article. Any determination made by the RemainCo Board prior to the External Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3 shall be conclusive.

5.5                               Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or on the Distribution Date shall take place at the principal executive offices of RemainCo located in Houston, Texas.

ARTICLE VI.
DISPUTE RESOLUTION

6.1                               General Provisions.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements) (a “Dispute”), including (i) the validity, interpretation, breach or termination thereof or (ii) whether any Asset or Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a SpinCo Asset or Controlled Asset or a SpinCo Liability or Controlled Liability, shall be resolved in accordance with the procedures set forth in this Article VI and Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article VI or Article VII.

(b)                                 THE PARTIES EXPRESSLY WAIVE AND FORGO ANY RIGHT TO TRIAL BY JURY.

(c)                                  The specific procedures set forth in this Article VI, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d)                                 All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

(e)                                  Commencing with a request contemplated by Section 6.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

6.2                               Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall attempt in good faith to resolve the Dispute by negotiation between executives designated by the parties who hold, at a minimum, the office of Senior Vice President and/or General Counsel (such designated executives, the “Dispute Committee”). Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). The Parties agree that the Dispute Committee shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 6.2. Such Dispute Committee and other applicable executives shall meet in person or by teleconference or video conference within ten (10) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in Houston, Texas.

6.3                               Arbitration.

(a)                                 In the event any Dispute is not finally resolved pursuant to Section 6.2 within thirty (30) days from the delivery of the Initial Notice, and unless the parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted by either party to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).

(b)                                 Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Section 6.2, either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either (i) before any federal or state court in Harris County, Texas, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c)                                  Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3,000,000; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $3,000,000 or (B) either party elects in writing to have such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; however, the party who makes such election under clause (B) shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d)                                 A panel of three (3) neutral arbitrators shall be chosen as follows: (i) upon the written demand of either party and within twenty (20) days from the date of receipt of such demand, each party shall name an arbitrator selected by such party in its sole discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within twenty (20) days from the date of receipt of a written demand to do so, then upon written application by either party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within twenty (20) days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the parties within thirty (30) days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules.

(e)                                  The place of arbitration shall be Houston, Texas. Along with the arbitrator(s) appointed, the parties shall agree to a mutually convenient location, date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than six (6) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(f)                                   The arbitral tribunal shall have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date) and injunctive relief (including specific performance); provided that the arbitral tribunal shall not award any relief not specifically requested by the parties and, in any event, shall not award any damages of the types prohibited under Section 11.18. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 6.3(b), the tribunal may affirm or disaffirm that relief, and the parties shall seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(g)                                  Neither party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each party shall be free to bring a counterclaim at any time (subject to any applicable statutes of limitation).

(h)                                 So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 6.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(i)                                     The parties agree that, subject to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. and the Texas Arbitration Act, Tex. Civ. Prac. & Rem. Code §§ 171.000 et seq., the interim or final award in an arbitration pursuant to this Article VI shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any federal or state court in Harris County, Texas.

(j)                                    It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 6.3 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(k)                                 The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Laws of the State of Texas, as provided in Section 9.2 and, except as otherwise provided in this Article IV or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 6.3.

(l)                                     Subject to Section 6.3(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), if such arbitral tribunal finds that there was no good faith basis for the position taken by the other party in the arbitration.

(m)                             Notwithstanding anything in this Article VI to the contrary, any disputes relating to the interpretation of Article VII or requesting injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA Commercial Arbitration Rules then in effect.

6.4                               Allocation of Undetermined Liabilities and Third-Party Claims.

(a)                                 If either Party or any of its Subsidiaries shall receive notice or otherwise learn of the assertion of a Liability or Third-Party Claim which is not determined to be a SpinCo Liability or a Controlled Liability, such Party shall give the other Party written notice thereof promptly (and in any event within fifteen (15) days) after such Person becomes aware of such Liability or Third-Party Claim. Thereafter, the Party shall deliver to the other Party, promptly (and in any event within ten (10) days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group relating to the matter. If a dispute shall arise between the Parties as to the proper characterization of any Liability and such Liability cannot be characterized pursuant to the methodology set forth in Section 2.3, then any Party may refer that Dispute to the Dispute Committee in accordance with Section 6.2.

(b)                                 RemainCo may commence defense of any unallocated Third-Party Claims pending decision of the Dispute Committee (or decision regarding an Action, if applicable), but shall not be obligated to do so. If RemainCo commences any such defense and subsequently SpinCo is determined hereunder to have the exclusive obligation to such Third-Party Claim, then, upon the request of SpinCo, RemainCo shall promptly discontinue the defense of such matter and transfer the control thereof to SpinCo. In such event, SpinCo will reimburse RemainCo for all costs and expenses incurred prior to resolution of such dispute in the defense of such Third-Party Claim.

ARTICLE VII.
MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

7.1                               Release of Claims Prior to External Distribution.

(a)                                 Except as provided in Section 7.1(c), effective as of the Effective Time, Controlled does hereby, for itself and each other member of the RemainCo Group, their respective Affiliates (other than any member of the SpinCo Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), release and forever discharge EESLP and the respective members of the SpinCo Group, their respective Affiliates (other than any member of the RemainCo Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever (other than Liabilities subject to indemnification under Section 7.3), whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions related to or undertaken in connection with the Internal Distribution and the External Distribution and all other activities to implement the Internal Distribution and the External Distribution or contemplated hereunder.

(b)                                 Except as provided in Section 7.1(c), effective as of the Effective Time, EESLP does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates (other than any member of the RemainCo Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), release and forever discharge Controlled, the respective members of the RemainCo Group, their respective Affiliates (other than any member of the RemainCo Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever (other than Liabilities subject to indemnification under Section 7.2), whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions related to or undertaken in connection with the Internal Distribution and the External Distribution and all other activities to implement the Internal Distribution and the External Distribution or contemplated hereunder.

(c)                                  Nothing contained in Section 7.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.9(b) or the applicable schedules hereto or thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 7.1(a) or (b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the SpinCo Group or the RemainCo Group that is specified in Section 2.9(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.9(b) as not to terminate as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement (including any Controlled Liability and any SpinCo Liability, as applicable);

(iii)                               any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties by third parties, which Liability shall be governed by the provisions of this Article VII and Article VIII and any other applicable provisions of this Agreement or any Ancillary Agreement; or

(iv)                              any Liability the release of which would result in the release of any third Person other than a Person released pursuant to this Section 7.1.

In addition, nothing contained in Section 7.1(a) shall release EESLP from honoring its existing obligations to indemnify any director, officer or employee of a member of the RemainCo Group who was a director, officer or employee of a member of the SpinCo Group on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then-existing obligations, it being understood that, if the underlying obligation giving rise to such Action is a Controlled Liability, Controlled shall indemnify EESLP for such Liability (including EESLP’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VII.

(d)                                 Controlled covenants that it shall not make, and shall not permit any member of the RemainCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against EESLP or any member of the SpinCo Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).  EESLP covenants that it shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Controlled or any member of the RemainCo Group, or any other Person released pursuant to Section 7.1(b), with respect to any Liabilities released pursuant to Section 7.1(b).

(e)                                  It is the intent of each of EESLP and Controlled, by virtue of the provisions of this Section 7.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among Controlled or any member of the RemainCo Group, on the one hand, and EESLP or any member of the SpinCo Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as expressly set forth in Section 7.1(c). At any time, at the request of any other party to this Agreement, each party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other party reflecting the provisions hereof.

(f)                                   Any breach of the provisions of this Section 7.1 by either EESLP or Controlled shall entitle the other party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

7.2                               Indemnification by Controlled.  Subject to Section 7.4, Controlled shall, and shall cause the other members of the RemainCo Group to, indemnify, defend and hold harmless EESLP, each member of the SpinCo Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the RemainCo Business, any Controlled Liabilities (including the Allocable Portion of any member of the RemainCo Group with respect to any Shared Liability) or any Controlled Assets, including any failure of Controlled or any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any Controlled Liabilities or Controlled Contracts in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b)                                 any Corporate Action or Action relating exclusively to the RemainCo Business from which Controlled is unable to cause a SpinCo Group party to be removed pursuant to Section 7.6(d);

(c)                                  any failure by Controlled or a member of the RemainCo Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 7.4(c);

(d)                                 any breach by Controlled or any member of the RemainCo Group of this Agreement or any of the Ancillary Agreements; and

(e)                                  any guarantee, indemnification obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Controlled or its Subsidiaries by EESLP or any of its Subsidiaries or Affiliates (other than Controlled or its Subsidiaries) that survives following the Effective Time.

7.3                               Indemnification by EESLP. Subject to Section 7.4, EESLP shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Controlled, each member of the RemainCo Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RemainCo Indemnitees”), from and against any and all Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the SpinCo Business, any SpinCo Liabilities (including the Allocable Portion of any member of the SpinCo Group with respect to any Shared Liability) or any SpinCo Assets, including any failure of EESLP or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities or SpinCo Contracts in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b)                                 any Corporate Action or Action relating exclusively to the SpinCo Business from which SpinCo is unable to cause a RemainCo Group party to be removed pursuant to Section 7.6(d);

(c)                                  any failure by EESLP or a member of the SpinCo Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 7.4(c); and

(d)                                 any breach by EESLP or any member of the SpinCo Group of this Agreement or any Ancillary Agreements.

7.4                               Indemnification Obligations Net of Insurance Proceeds.

(a)                                 The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article VII or Article VIII shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

(c)                                  Each of EESLP and Controlled shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies described in Section 7.16. Each of EESLP and Controlled hereby waives, for itself and each member of its Group, its rights to recover against the other party in subrogation or as subrogee for a third Person.

(d)                                 For all claims as to which indemnification is provided under Section 7.2 or 7.3 other than Third-Party Claims (as to which Section 7.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

7.5                               Procedures for Indemnification of Third-Party Claims.

(a)                                 If an Indemnitee shall receive written notice from a Person (including any Governmental Authority) who is not a member of the RemainCo Group or the SpinCo Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 7.2 or 7.3, or any other Section of this Agreement or, subject to Section 7.14, any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 7.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 7.5(a).

(b)                                 Subject to the terms and conditions of any applicable insurance policy in place after the Effective Time, an Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 7.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.

(c)                                  If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, such Indemnitee shall have the right to control the defense of such Third-Party Claim, in which case the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)                                 Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 7.5(b), a Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (iv) there occurs a change of control of the Indemnifying Party.

(e)                                  An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 7.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Section 8.7, such party shall cooperate with the party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling party, at the non-controlling party’s expense, all witnesses, information and materials in such party’s possession or under such party’s control relating thereto as are reasonably required by the controlling party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(f)                                   Neither party may settle or compromise any Third-Party Claim for which either party is seeking to be indemnified hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other party and provides for a full, unconditional and irrevocable release of the other party from all Liability in connection with the Third-Party Claim. The parties hereby agree that if a party presents the other party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either party is seeking to be indemnified hereunder and the party receiving such Proposal does not respond in any manner to the party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g)                                  Schedule 7.5(g) identifies certain pending Third-Party Claims with respect to which Liabilities will be allocated and the other actions taken as set forth therein. With respect to the Third-Party Claims identified in Schedule 7.5(g), in the event of any conflict between the provisions of this Article VII and the provisions of Schedule 7.5(g), the latter shall govern. There shall be no requirement under this Section 7.5 to give notice with respect to any Third-Party Claims identified in Schedule 7.5(g), that exist as of the Effective Time.

(h)                                 The provisions of this Section 7.5 (other than this Section 7.5(h)) and the provisions of Section 7.6 shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(i)                                     The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

7.6                               Additional Matters.

(a)                                 Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article VII shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE VII SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE, (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER AND (III) ANY TERMINATION OF THIS AGREEMENT.

(b)                                 Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c)                                  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                                 In the event of an Action for which indemnification is sought pursuant to Section 7.2 or 7.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

(e)                                  In the event that EESLP or Controlled establishes a risk accrual in an amount of at least $1,000,000 with respect to any Third-Party Claim for which such party has indemnified the other party pursuant to Section 7.2 or 7.3, as applicable, it shall notify the other party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f)                                   An Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which it seeks indemnification hereunder, and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(g)                                  Unless otherwise required by applicable Law, the parties will treat any indemnity payment made pursuant to this Agreement or any Ancillary Agreement and the payment of the Shortfall Amount in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the External Distribution, except to the extent that RemainCo and SpinCo treat a payment as the settlement of an intercompany liability.

(h)                                 THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LOSSES OR LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

7.7                               Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, if a party has recovered any Losses from the other party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses pursuant to any other provision of this Agreement or any Ancillary Agreement or otherwise.

7.8                               Survival of Indemnities. The rights and obligations of each of EESLP and Controlled and their respective Indemnitees under this Article VII shall survive (a) the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either party or any of its respective Subsidiaries.

7.9                               Guarantees, Letters of Credit and Other Obligations. In furtherance of, and not in limitation of, the obligations set forth in Section 2.7:

(a)                                 On or prior to the Effective Time or as soon as practicable thereafter, Controlled shall (with the reasonable cooperation of the applicable member(s) of the SpinCo Group) use its commercially reasonable efforts to have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Controlled Liability, including in respect of those guarantees, letters of credit and other obligations set forth on Schedule 7.9(a)(i). On or prior to the Effective Time or as soon as practicable thereafter, EESLP shall (with the reasonable cooperation of the applicable member(s) of the RemainCo Group) use its commercially reasonable efforts to have any member(s) of the RemainCo Group removed as guarantor of or obligor for any SpinCo Specified Liabilities, except for the guarantees listed on Schedule 7.9(a)(ii).

(b)                                 On or prior to the Effective Time, (i) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the SpinCo Group, Controlled shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which Controlled would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the RemainCo Group, SpinCo shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)                                  If the parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 7.9 or for the guarantees set forth on Schedule 7.9(c) for which SpinCo is not required to remove any member of the RemainCo Group, (i) (A) Controlled shall, and shall cause the other members of the RemainCo Group to, indemnify, defend and hold harmless each of the SpinCo Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable SpinCo Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) Controlled shall not, and shall cause the other members of the RemainCo Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the SpinCo Group is or may be liable unless all obligations of the members of the SpinCo Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to SpinCo in its sole and absolute discretion and (ii) (A) SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless each of the RemainCo Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable RemainCo Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) SpinCo shall not, and shall cause the other members of the SpinCo Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the RemainCo Group is or may be liable unless all obligations of the members of the RemainCo Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to RemainCo in its sole and absolute discretion.

7.10                        Right of Contribution.

(a)                                 Contribution. If any right of indemnification contained in this Article VII is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 7.10: (i) any fault associated with the business conducted with the Controlled Assets or Controlled Liabilities (except for the gross negligence or intentional misconduct of SpinCo or a SpinCo Subsidiary) or with the ownership, operation or activities of the RemainCo Business, in each case, prior to the Effective Time, shall be deemed to be the fault of RemainCo and its Subsidiaries, and no such fault shall be deemed to be the fault of SpinCo or a SpinCo Subsidiary; and (ii) any fault associated with the business conducted with the SpinCo Assets or SpinCo Liabilities (except for the gross negligence or intentional misconduct of Controlled or a Controlled Subsidiary) or with the ownership, operation or activities of the SpinCo Business, in each case, prior to the Effective Time, shall be deemed to be the fault of SpinCo and its Subsidiaries, and no such fault shall be deemed to be the fault of RemainCo or a RemainCo Subsidiary. For purposes of this Section 7.10 or otherwise relating to misstatements or omissions under securities or antifraud Laws, the relative fault of a member of the RemainCo Group, on the one hand, and of a member of the SpinCo Group, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact (i) relates to a member of the SpinCo Group or a member of the SpinCo Group and (ii) relates to information that was supplied by a member of the RemainCo Group or a member of the SpinCo Group.

(c)                                  Contribution Procedures. The provisions of Sections 7.5 and 7.6 shall govern any contribution claims.

7.11                        No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article VII are made only for purposes of allocating responsibility for Liabilities between the SpinCo Group, on the one hand, and the RemainCo Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

7.12                        No Cross-Claims or Third-Party Claims. Each of RemainCo and SpinCo agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the SpinCo Group or RemainCo Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article VI.

7.13                        Severability. If any indemnification provided for in this Article VII is determined by a Texas federal or state court to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article VI.

7.14                        Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent the Omnibus Agreement or any Ancillary Agreement contains any indemnification obligation or contribution obligation relating to any SpinCo Liability, Controlled Liability, SpinCo Asset or Controlled Asset contributed, assumed, retained, transferred, delivered, conveyed or governed pursuant to the Omnibus Agreement or such Ancillary Agreement or any Loss under the Omnibus Agreement or such Ancillary Agreement, as applicable, the indemnification obligations and contribution obligations contained herein shall not apply to such SpinCo Liability, Controlled Liability, SpinCo Asset or Controlled Asset or to

such Loss and instead the indemnification obligations and/or contribution obligations set forth in the Omnibus Agreement or such Ancillary Agreement, as applicable, shall govern with regard to such SpinCo Liability, Controlled Liability, SpinCo Asset or Controlled Asset or such Loss.

7.15                        Cooperation in Defense and Settlement.

(a)                                 With respect to any Third-Party Claim that implicates both parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b)                                 To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c)                                  Each of EESLP and Controlled agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third Party with respect to which a party (or one of its Subsidiaries) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a Liability allocated under this Agreement or any Ancillary Agreement to that party, then the other party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contributions therewith.

(d)                                 In the case of any Action involving a matter contemplated by Section 7.15(c), (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one party or one of its Subsidiaries representing another party or one of its Subsidiaries or (ii) if any Third-Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible party or one of its Subsidiaries or such party’s business or operations of a party or its Subsidiaries, then the non-responsible party shall be entitled to retain, at its expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third-Party Claim against that party or one of its Subsidiaries.

7.16                        Insurance Matters.(a)

(a)                                 The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable Insurance Policy or D&O Policy, SpinCo, each other member of the SpinCo Group and each of their respective directors, officers and employees will be successors in interest and/or additional insureds and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Effective Time (with respect to events occurring or claimed to have occurred before the Effective Time) as a Subsidiary, Affiliate, division, director, officer or employee of RemainCo before the Effective Time under any Insurance Policy or D&O Policy, including any rights that SpinCo, any other member of the SpinCo Group or any of its or their respective directors, officers, or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Effective Time, with respect to events occurring before the Effective Time.

(b)                                 After the Effective Time, RemainCo (and each other member of the RemainCo Group) and SpinCo (and each other member of the SpinCo Group) shall not, without the consent of SpinCo or RemainCo, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any Insurance Policy or D&O Policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-External Distribution claims; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability or (iii) require any member of any Group to renew, extend or continue any policy in force.

(c)                                  The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(d)                                 No member of the RemainCo Group or any RemainCo Indemnitee will have any Liabilities whatsoever as a result of the Insurance Policies or D&O Policies as in effect at any time before the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e)                                  Except to the extent otherwise provided in Section 7.16(b), in no event will RemainCo, any other member of the RemainCo Group or any RemainCo Indemnitee have any Liability or obligation whatsoever to any member of the SpinCo Group if any Insurance Policy or D&O Policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or is not renewed or extended beyond the current expiration date.

(f)                                   This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and will not be construed to waive any right or remedy of any members of the RemainCo Group in respect of any insurance policy or any other contract or policy of insurance.

(g)                                  Nothing in this Agreement will be deemed to restrict any member of the SpinCo Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

(h)                                 To the extent that any Insurance Policy or D&O Policy provided for the reinstatement of policy limits, and both RemainCo and SpinCo desire to reinstate such limits, the cost of reinstatement will be shared by RemainCo and SpinCo as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that

Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(i)                                     For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Effective Time, with respect to which any SpinCo Indemnitee may seek to exercise any right under any Insurance Policy or D&O Policy pursuant to this Section 7.16. If SpinCo receives notice or otherwise learns of any Covered Matter, SpinCo shall promptly give RemainCo written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, RemainCo shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to SpinCo. If RemainCo or another member of the RemainCo Group fails to notify SpinCo within fifteen (15) days that it has submitted an insurance claim with respect to a Covered Matter or Joint Claim, SpinCo shall be permitted to submit (on behalf of the applicable SpinCo Indemnitee) such insurance claim.

(j)                                    Each of SpinCo and RemainCo will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection such Party’s insurance matters.

ARTICLE VIII.
EXCHANGE OF INFORMATION; CONFIDENTIALITY

8.1                               Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of RemainCo and SpinCo, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either party or any of its Subsidiaries to the extent that: (i) such Information relates to the SpinCo Business or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting party, or to the RemainCo Business or any Controlled Asset or Controlled Liability, if RemainCo is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The party providing Information pursuant to this Section 8.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 8.1 shall expand the obligations of the parties under Section 8.4.

8.2                               Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 8.1 or 8.7 shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

8.3                               Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise complying with the request with respect to such Information.

8.4                               Record Retention.

(a)                                 The parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the parties, and that following the Effective Time, each party will have some of the Tangible Information of the other party stored at its facilities or at Third Party records storage locations arranged for by such party (each, a “Records Facility”); provided that the cost of any Third Party Records Facility where Tangible Information belonging to both members of the SpinCo Group and members of the RemainCo Group is stored shall be split equally between the SpinCo Group and the RemainCo Group.

(b)                                 Each party shall use the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar Information: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 8.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records as to which it is the Custodial Party that relates to (x) any Action that is pending as of the Effective Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a written notice of the applicable “litigation hold” from the Non-Custodial Party.

8.5                               Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 8.4.

8.6                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b)                                 Either party that receives, pursuant to a request for Information in accordance with this Article VIII, Tangible Information that is not relevant to its request shall (i) return it to the providing party or, at the providing party’s request, destroy such Tangible Information and (ii) deliver to the providing party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting party.

(c)                                  When any Tangible Information provided by one party to the other party (other than Tangible Information provided pursuant to Section 8.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving party shall promptly, after request of the other party, either return to the other party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing party has requested that the other party destroy such Tangible Information, certify to the other party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving party’s business, Assets, Liabilities, operations or activities.

8.7                               Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a)                                 Each party agrees that during the period ending 240 days following the Effective Time (and with the consent of the other party, which consent shall not be unreasonably withheld or delayed, during any period of time after such 240-day period reasonably requested by such requesting party, so long as there is a reasonable business purpose for such request) and in any event solely with respect to the preparation and audit of each of the party’s financial statements for any of the fiscal years 2014 and 2015, the printing, filing and public dissemination of such financial statements, the audit of each party’s internal control over financial reporting and such party’s management’s assessment thereof, and each party’s management’s assessment of such party’s disclosure controls and procedures:

(i)                                     Each party shall provide or provide access to the other party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each Other Party’s Auditor with respect to information to be included or contained in such other party’s annual financial statements and to permit such Other Party’s Auditor and management to complete the Internal Control Audit and Management Assessments;

(ii)                                  Each audited party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to each other party’s auditor (each such other Party’s auditors, the “Other Party’s Auditor”) both the personnel who performed or are performing the annual audits of such audited party (such party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Audited Party’s auditor as it relates to its auditor’s report on such other party’s financial statements, all within sufficient time to enable such other party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each party shall make available to the Other Party’s Auditor and management its personnel and Records in a reasonable time prior to the Other Party’s Auditor’s opinion date and other party’s management’s assessment date so that the Other Party’s Auditor and other party’s management are able to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

(b)                                 In the event a party restates any of its financial statements that includes such party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the fiscal years 2014 and 2015, such party will deliver to the other party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other party’s financial personnel regarding any changes which such first party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other party’s financial statements or related disclosures. Each party will reasonably cooperate with, and permit and make any necessary employees available to, the other party, in connection with the other party’s preparation of any Amended Financial Reports.

(c)                                  If either party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X promulgated by the SEC or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other party’s Group, the other party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the party’s Exchange Act filings.

(d)                                 Nothing in this Section 8.7 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 8.7 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

8.8                               Cooperation. Without limiting any other provision of this Agreement, the parties agree to consult and cooperate to the extent reasonably necessary with respect to any Actions, and, upon reasonable written request of the other party, shall use reasonable efforts to make available to such other party the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise). The requesting party shall bear all costs and expenses in connection therewith. Notwithstanding the foregoing, this Section 8.8 shall not require a party to take any step that would significantly interfere, or that such party reasonably determines could significantly interfere, with its business.

8.9                               Privileged Matters.

(a)                                 The parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of the parties and their respective Subsidiaries, and that each party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b)                                 The parties agree as follows: (i) RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the RemainCo Business, whether or not the Privileged Information is in the possession or under the control of a member of the RemainCo Group or the SpinCo Group; RemainCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Controlled Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the RemainCo Group or the SpinCo Group; and (ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of a member of the RemainCo Group or the SpinCo Group; SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the RemainCo Group or the SpinCo Group.

(c)                                  Subject to Sections 8.9(d) and 8.9(e), the parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 8.9(b) and all privileges and immunities relating to any Actions or other matters that involve both parties (or one or more of their respective Subsidiaries) and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.

(d)                                 If any dispute arises between RemainCo and SpinCo, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either party and/or their respective Subsidiaries, each party agrees that it shall: (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold consent to any request for waiver by the other party. Further, each party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e)                                  Upon receipt by any member of the SpinCo Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which RemainCo or any of the RemainCo Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if SpinCo obtains knowledge that any of its, or a SpinCo Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, SpinCo shall promptly provide written notice to RemainCo of the existence of the request (which notice shall be delivered to RemainCo no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide RemainCo a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 8.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f)                                   Upon receipt by any of the RemainCo Entities of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which SpinCo or any of the SpinCo Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if RemainCo obtains knowledge that any of its, or a RemainCo Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, RemainCo shall promptly provide written notice to SpinCo of the existence of the request (which notice shall be delivered to SpinCo no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide SpinCo a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 8.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  Any furnishing of, or access to, Information pursuant to this Agreement and the transfer of the Asset and retention of the SpinCo Assets by EESLP are made and done in reliance on the agreement of the parties set forth in this Section 8.9 and in Section 8.10 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The parties further agree that: (i) the exchange or retention by one party to the other party of any Privileged Information that should not have been transferred or retained, as the case may be, pursuant to the terms of this Article VIII shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the party receiving or retaining such Privileged Information shall promptly return or transfer, as the case may be, such Privileged Information to the party who has the right to assert the privilege or immunity.

(h)                                 In furtherance of, and without limitation to, the parties’ agreement under this Section 8.9, RemainCo and SpinCo shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

8.10                        Confidentiality.

(a)                                 Confidentiality. From and after the Effective Time, subject to Section 8.11 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, RemainCo, on behalf of itself and each of the RemainCo Subsidiaries, and SpinCo, on behalf of itself and each of the SpinCo Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to RemainCo’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning the other party (or its business) and the other party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary Information in its possession prior to the Effective Time) or furnished by the other party or the other party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other party or any of its Subsidiaries. If any confidential and proprietary Information of one party or any of its Subsidiaries is disclosed to another party or any of its Subsidiaries in connection with providing services to such first party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction. Each party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other party addressed in Section 8.10(a) to any other Person, except its Representatives who need to know such Information in their capacities as such, and except in compliance with Section 8.11. Without limiting the foregoing, when any Information furnished by the other party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party shall, at its option, promptly after receiving a written notice from the disclosing party, either return to the disclosing party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a party shall not be required to destroy or return any such Information to the extent that (i) the party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c)                                  Third-Party Information; Privacy or Data Protection Laws. Each party acknowledges that it and its respective Subsidiaries may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other party or the other party’s Subsidiaries, on the other hand, prior to the Effective Time or (ii) that, as between the two parties, was originally collected by the other party or the other party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other party or the other party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

(d)                                 Trade Secrets. Neither party shall disclose any of its trade secrets or the trade secrets of its Subsidiaries to the other party or the other party’s Subsidiaries unless reasonably required for the provision of any services under this Agreement or any Ancillary Agreement and the other party or the applicable Subsidiary of the other party has agreed to specific terms and conditions related to such disclosure. Neither party nor their Subsidiaries shall be liable for failure to provide any services under this Agreement or any Ancillary Agreement as a result of the non-disclosure of trade secrets.

8.11                        Protective Arrangements. In the event that either party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares of the party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other party (other than with respect to any such Information furnished pursuant to the provisions of Sections 8.1 and 8.7, as applicable), that is subject to the confidentiality provisions hereof, such party shall provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order, at such other party’s own cost and expense. In the event that such other party fails to receive such appropriate protective order in a timely manner and the party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the party receiving the request or demand, then the party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE IX.
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

9.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Time, each party hereto shall cooperate with each other party hereto, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the assignment and assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party shall, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party all of the transferring party’s right, title and interest to the Assets allocated to such party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c)                                  On or prior to the Effective Time, RemainCo and SpinCo in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of RemainCo or Subsidiary of SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

9.2                               Performance. RemainCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the RemainCo Group. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such party to violate this Agreement or any Ancillary Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

9.3                               Certain Non-Competition Provisions.

(a)                                 As an essential consideration for the obligations of the other Parties under this Agreement, including obligations in connection with the transactions contemplated in the Restructuring Steps Memorandum, and in contemplation of the consummation of the Internal Distribution and the External Distribution, each of RemainCo and SpinCo hereby agrees that, from the date hereof until the third anniversary of the Distribution Date (the “Non-Compete Period”), such party shall not, and it shall cause each other member of its respective Group not to, engage in any Prohibited Business.  “Prohibited Business” means (i) with respect to any member of the RemainCo Group, the “contract operations” business conducted outside of the United States, the “aftermarket services” business conducted outside of the United States and the “product sales” business conducted inside or outside of the United States (as such terms are described in the Information Statement) and (ii) with respect to any member of the SpinCo Group, (A) the use of natural gas compression equipment and crude oil and natural gas production and processing equipment to provide operations services to customers in the United States and (B) the sale of parts and components, and the provision of operations, maintenance, overhaul and reconfiguration services, to customers with respect to compression, production, processing, treating and other equipment located in the United States; provided, however, that for purposes of determining whether a party may be deemed to have engaged in a Prohibited Business as a result of the sale of parts, the ultimate destination of such parts, to the parties’ knowledge after normal course inquiry, shall prevail in determining whether such business was conducted within or outside of the United States; provided, further, that nothing in this Section 9.3(a) shall prohibit (w) SpinCo from providing make-ready services or installation, commissioning or warranty services in connection with the permitted provision of aftermarket services in the United States pursuant to clause (y)(1) below, (x) RemainCo from manufacturing, holding or selling generator sets, (y)(1) SpinCo from providing aftermarket services on production equipment or (2) RemainCo from providing aftermarket services on production equipment owned by RemainCo or located on a site where RemainCo provides compression services that are not otherwise prohibited by the terms of this Section 9.3(a) or (z) RemainCo or SpinCo, as the case may be, from engaging in a merger, acquisition, consolidation or other business combination with another Person (the “Transaction Counterparty”) that results in RemainCo or SpinCo, as the case may be, (directly or indirectly through the surviving company) engaging in a Prohibited Business, so long as the Prohibited Business represents less than (1) 20% of the Transaction Counterparty’s consolidated Gross Margin as reflected in such Transaction Counterparty’s most recent available annual financial statements (which financial statements shall be audited, if available) at the time the definitive agreement for the transaction is signed and (2) 10% of the consolidated Gross Margin of RemainCo, SpinCo or the surviving company, as the case may be, on a pro forma basis, based on such financial statements and the most recent available annual financial statements (which financial statements shall be audited, if available) of RemainCo, SpinCo or the surviving company, as the case may be.  “Gross Margin” means total revenue less cost of sales (excluding depreciation and amortization expense).  In furtherance of the foregoing, the Parties agree to retest the requirements set forth in (z)(1) and (2) above with respect to the financial statements for the most recent annual period (which financial statements shall be audited, if available) each year during the Non-Compete Period on each anniversary of the date of signing a definitive agreement with respect to the applicable merger, acquisition, consolidation or other business combination. In the event that a merger, acquisition, consolidation or other business combination fails to satisfy (z)(1) or (2) above at the time of such transaction or at any time such requirements are retested with respect to such transaction, the parties to such transaction shall have a period of 365 days to cure (by divestiture or otherwise, including, for the avoidance of doubt, in the event that such 365-day cure period extends beyond the expiration of the Non-Compete Period) such failure before the parties are deemed to be in breach of this Section 9.03(a). If the parties to such transaction fail to cure the breach within such 365-day cure period (by divestiture or otherwise, including, for the avoidance of doubt, in the event that such 365-day cure period extends beyond the expiration of the Non-Compete Period), then the Parties agree to cause the surviving company to divest of the Prohibited Business as soon as reasonably practicable.

(b)                                 It is the intention of each of the Parties that if any of the restrictions or covenants contained in this Section 9.3 is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 9.3 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 9.3) as shall be valid and enforceable under such Law. Each of SpinCo and RemainCo acknowledges that any breach of the terms, conditions or covenants set forth in this Section 9.3 shall be competitively unfair and may cause irreparable damage to the other Party because of the special, unique, unusual and extraordinary character of the business of the RemainCo Group and the SpinCo Group, respectively, and the recovery of damages at Law will not be an adequate remedy. Accordingly, each of the Parties agrees that for any breach of the terms, covenants or agreements of this Section 9.3, a restraining order or an injunction or both may be issued against the breaching Party, in addition to any other rights or remedies a non-breaching Party may have.

9.4                               Non-Solicitation of Employees. After the Distribution Date until the second anniversary thereof, RemainCo and SpinCo shall not, and shall cause each other member of their respective Group and any employment agencies acting on their respective behalf not to, solicit, recruit or hire, without the express written consent of an authorized representative of the other Group, any Person who is employed by any member of the other Group at the time of such solicitation, recruitment or hiring. Notwithstanding the foregoing, this prohibition on solicitation, recruitment and hiring does not apply to the solicitation, recruitment or hiring of a Person that a Party has demonstrated is primarily as a result of that Person’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation that does not specifically target any Person who was employed by a member of the other Group after the Distribution Date.

9.5                               Order of Precedence. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

9.6                               Warranty of Compressor Units.

(a)                                 Notwithstanding anything in this Agreement to the contrary, with respect to any compressor units manufactured by a member of the SpinCo Group within one year prior to the Effective Date and owned by a member of the RemainCo Group on the Effective Date, EESLP warrants that such units are free from defects in material and workmanship for a period of twelve (12) months from the date of startup of such units or eighteen (18) months from the date of delivery of such units, whichever period expires first, subject to the following conditions.  Except as set forth in Section 9.6(c), EESLP’s sole responsibility under this warranty shall be (i) to either repair or replace any units that fail under this warranty and (ii) to re-perform any workmanship relating to such units that fails under this warranty; provided, a member of the RemainCo Group has promptly reported same to EESLP in writing.  Subject to the limitations set forth in this Agreement, such units or repairs to the units shall be provided at no cost to RemainCo.

(b)                                 The applicable member of the RemainCo Group shall notify EESLP promptly upon such member’s identification of a defect covered by the warranty provided in Section 9.6(a).  EESLP shall, as promptly as practicable, furnish an on-site representative to diagnose the defect, and EESLP shall resolve the defect as promptly thereafter as practicable.

(c)                                  Notwithstanding the foregoing, in the event EESLP has not commenced remediation of a defect covered by the warranty provided in this Section 9.6, the applicable member of the RemainCo Group may remedy such defect, in which case EESLP shall reimburse such member for the actual and documented costs reasonably incurred by such member as follows:

(i)                                     With regard to defects in parts and components manufactured by third parties under warranty, if such member of the RemainCo Group chooses to repair or replace any defective part or component, EESLP shall reimburse such member for the actual and documented costs and expenses for replacement parts or components reasonably incurred by such member in connection with such replacement or repair; provided, however, that such member shall only be entitled to costs or expenses relating to the replaced part or component and shall not be entitled to any costs or expense for labor, overhead, markup, profit or any other service work performed by such member or its subcontractors.

(ii)                                  With regard to defects in workmanship under warranty, if such member of the RemainCo Group elects to repair any defect in workmanship, EESLP shall reimburse such member for its actual and documented costs reasonably incurred; provided, however, the reasonable labor charge associated with such repair shall be deemed to be the actual and documented base pay of the person providing such labor plus 20% of such base pay. The base pay charged shall not include any cost for overhead (except for such

20% markup), profit or margin. If at any time, EESLP is on-site, EESLP shall be entitled to take-over from such member any ongoing repair of any defect in workmanship

(d)                                 In all cases, EESLP’s reasonable diagnosis of a defect shall be conclusive as to the repairs required under the warranty provided in this Section 9.6.

(e)                                  EESLP, on the one hand, and the members of the RemainCo Group, taken as a whole on the other hand, shall designate an individual to receive warranty-related notices and coordinate warranty coverage determinations, repair or replacement services and payments on such Party’s behalf, and each Party shall, from time to time, notify the other Parties in writing of the name and contact information for such individual.

(f)                                   The warranties contained in Section 9.6(a) do not apply (i) to repairs or replacements required because of accident, misuse, neglect, failure to maintain in accordance with manufacturer specifications, or causes other than ordinary use; (ii) to any portion of the units modified by or on behalf of a member of the RemainCo Group; (iii) to design parameters and equipment selections mandated by a member of the RemainCo Group or user which are not in accordance with EESLP’s standard design and safety practices provided to such member of the RemainCo Group or user in writing; (iv) where manufacturer serial numbers or warranty decals have been removed or altered by or on behalf of a member of the RemainCo Group; (v) where EESLP performed as directed by a member of the RemainCo Group, its agents or representatives and the warranty matter arises as a result of EESLP’s compliance with those directions unless such directions are consistent with EESLP’s procedures; (vi) where a member of the RemainCo Group fails to follow the recommended operating and maintenance procedures of the original equipment manufacturer; (vii) where a member of the RemainCo Group fails to maintain an industry-standard safety shutdown/alarm system; (viii) to normal wear and tear; (ix) to normal maintenance work or maintenance parts; (x) transportation charges for completed units; (xi) costs of installation or other labor charges relating to warranty of units; (xii) where (A) RemainCo does not conduct start-up procedures with respect to such Goods and (B) EESLP is not invited to participate in start-up procedures after installation of the units; (xiii) to the overall operations of any systems in which the units constitute a component; or (xiv) duty, taxes or any other charges relating to the warranty.

(g)                                  The remedies of each member of the RemainCo Group set forth in this Section 9.6 are exclusive, and the total liability of the SpinCo Group with respect to this Section 9.6 and the units and the related services furnished hereunder, and in connection with the performance or breach thereof, and from the manufacture, sale, delivery, installation, repair, replacement or technical direction or services covered by or furnished under this Section 9.6, whether based on contract, warranty, tort, negligence, indemnity, strict liability, products liability or otherwise, shall not exceed the purchase price of the services or units or, if the units do not have a purchase price, the book value of the units at the time of completion of fabrication, upon which such liability is based.

(h)                                 EXCEPT FOR THE EXPRESS WARRANTIES STATED IN SECTION 9.6(A), THE SPINCO GROUP DISCLAIM ALL WARRANTIES ON THE UNITS AND THE RELATED SERVICES FURNISHED UNDER THIS SECTION 9.6, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS

FOR A PARTICULAR PURPOSE AND ANY WARRANTY AGAINST REDHIBITORY DEFECTS OR VICES.  REMAINCO, ON BEHALF OF THE REMAINCO ENTITIES, ACKNOWLEDGES AND ACCEPTS THE EXPRESS WARRANTIES AS ITS SOLE REMEDY WITH RESPECT TO THE UNITS AND SERVICES.  THE EXPRESS WARRANTIES STATED HEREIN ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF THE SPINCO GROUP FOR DAMAGES, INCLUDING BUT NOT LIMITED TO SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE UNITS SOLD AND SERVICES PROVIDED UNDER THIS SECTION 9.6.

9.7                               Contingent Payment.

(a)           Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the event that:

(i) PDVSA Gas, S.A. (“PDVSA”) fails to pay all or a portion of any quarterly installment amount due and owing to Exterran Venezuela, C.A. (“EXV”) pursuant to the terms of that certain Asset Transfer Contract dated August 7, 2012 between Exterran EXV and PDVSA (“EXV Contract”) and such failure to pay constitutes an Event of Default as defined in the EXV Contract, and

(ii) SpinCo’s Adjusted Total Leverage Ratio as of the last day of the immediately preceding quarterly Testing Period exceeds 3.75 to 1.00, RemainCo agrees to pay SpinCo cash in an amount equal to the total due and unpaid installment amounts under the EXV Contract, and RemainCo thereafter shall pay SpinCo cash in an amount equal to each subsequent unpaid quarterly installment amount that PDVSA fails to pay (in the amounts set forth in Schedule III to the EXV Contract but without default interest) (each such amount not paid by PDVSA, a “Shortfall Amount”), in each case subject to the procedures set forth in Schedule 1.1M; provided, that the aggregate amount of all payments hereunder in respect of all Shortfall Amounts shall not exceed $100 million less the following amounts, without duplication: (v) any amounts paid by RemainCo to SpinCo in respect of the Shortfall Amount; (w) any payments received by SpinCo or its Subsidiaries after July 7, 2015 pursuant to the EXV Contract or the Asset Transfer Contract, dated March 21, 2012, among WilPro Energy Services (El Furrial) Limited, WilPro Energy Services (Pigap II) Limited and PDVSA (“JV Contract”); (x) any dividend or other distribution described under Section [•](a) of the indenture governing the senior notes issued in connection with the SpinCo Debt Financing (the “Indenture”); (x) any purchase, redemption or other acquisition or retirement for value of equity securities described under Section [•](b) of the Indenture; (y) the amount of consideration (excluding the market value of any equity securities or other non-cash consideration) paid in respect of any merger, acquisition or business combination by SpinCo or its subsidiaries, including any indebtedness of the acquired business that is assumed by SpinCo or its subsidiaries; and (z) any maintenance, growth or other capital expenditures (as accounted for consistent with Exterran Holdings’ past practices) in excess of $307 million in the aggregate incurred by SpinCo or its Subsidiaries on a consolidated basis during the period from July 1, 2015 through March 31, 2017, with such amounts incurred from July 1, 2015 to the date of the External Distribution to be determined by SpinCo in good faith (such $100 million amount, as reduced by clauses (v) through (z) above, the “Contingent Amount”).

(b)           In the event that a Shortfall Amount is owed to SpinCo pursuant to Section 9.7(a), SpinCo will notify RemainCo promptly in writing of such obligation and will provide supporting documentation.  RemainCo shall pay such Shortfall Amount to SpinCo within fourteen (14) days of receipt of such notice.  In support of the obligations described in this Section 9.7, SpinCo agrees to deliver to RemainCo on a quarterly basis within 45 days following the last day each the calendar quarter, a calculation of SpinCo’s Adjusted Total Leverage Ratio for the immediately preceding calendar quarter, together with any additional information RemainCo may reasonably request to support such calculation.

(c)           RemainCo’s obligation to pay the Shortfall Amount, if any, as set forth above shall commence for the quarterly Testing Period ending September 30, 2015 and shall continue through and with respect to the quarterly Testing Period for the quarter ending March 31, 2017 (the “Contingent Period”), plus such period of time as is necessary for SpinCo to determine if a Shortfall Amount is owed by RemainCo to SpinCo for the quarter ending March 31, 2017 and RemainCo to pay any such Shortfall Amount, if owed.  RemainCo’s obligation to pay any Shortfall Amount shall also terminate when the Contingent Amount has been reduced to zero dollars ($0.00) or there is a Corporate Change of SpinCo (as defined in SpinCo’s 2015 Stock Incentive Plan).

(d)           If SpinCo receives payments under the EXV Contract or the JV Contract or otherwise relating to the asset transfers that are the subject of those contracts (“Subsequent Receipts”) following SpinCo’s receipt of any payments by RemainCo in respect of a Shortfall Amount, SpinCo shall, within fourteen (14) days of receipt of such payments, promptly repay to RemainCo such Subsequent Receipts, subject to the procedures and payment priorities set forth in Schedule 1.1M.

(e)           In the event (i) PDVSA fails to make all quarterly installment payments from and after July 7, 2015 in respect of both the EXV Contract and the JV Contract and (ii) RemainCo is obligated to pay to SpinCo all quarterly installments in respect of the EXV Contract as Shortfall Amounts without reduction pursuant to the provisions of this Section 9.7, then on the last payment date RemainCo shall pay to SpinCo an amount equal to $100 million less the total of all Shortfall Amounts previously paid by RemainCo hereunder.

ARTICLE X.
TERMINATION

This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Internal Distribution and the External Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of the RemainCo Board without the approval of any other Person, including SpinCo or the stockholders of RemainCo. In the event that this Agreement is terminated, this Agreement shall become null and void and no party, nor any party’s directors, officers or employees, shall have any liability of any kind to any Person by reason of this Agreement. After the External Distribution, this Agreement may not be terminated except by an agreement in writing signed by RemainCo and SpinCo; provided, notwithstanding the foregoing, Article VIII shall not be terminated or amended after the Effective Time in a manner adverse to any third-party beneficiary thereof without the consent of such Person.

ARTICLE XI.
MISCELLANEOUS

11.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

(b)                                 This Agreement, and the exhibits, annexes and schedules hereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)                                  RemainCo represents on behalf of itself and each other member of the RemainCo Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)                                 Each party hereto acknowledges that it and each other party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

11.2                        Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.

11.3                        Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto or thereto.

11.4                        Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement of any RemainCo Indemnitee or SpinCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including, without limitation, any stockholders of RemainCo or stockholders of SpinCo) except the parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any stockholders of RemainCo or stockholders of SpinCo) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

11.5                        Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.5):

If to RemainCo, to:

Archrock, Inc.
16666 Northchase Dr.
Houston, Texas 77060
Attention: General Counsel

Fax: (281) 836-8060

If to SpinCo, to:

Exterran Corporation
4444 Brittmoore Rd
Houston, Texas 77041
Attention: General Counsel

Fax: (281) 836-7953

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

11.6                        Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

11.7                        Force Majeure. Neither party shall be deemed in default of this Agreement for failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

11.8                        Publicity. From and after the Effective Time for a period of 180 days, SpinCo and RemainCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

11.9                        Expenses.

(a)                                 (i) Except as otherwise expressly provided (x) in this Agreement (including Section 5.1, and paragraphs (a)(ii), (b) and (c) of this Section 11.9) or (y) in any Ancillary Agreement, the Parties agree that all out-of-pocket costs, fees and expenses (including the costs to obtain any consents) incurred and directly related to the transactions contemplated hereby, including any Liability incurred following the Internal Distribution and the External Distribution as a result of the consummation of the Internal Distribution and the External Distribution, shall be borne and paid by the Person incurring such cost or Liability, and (ii) the costs and expenses described on Schedule 11.9(a)(ii) shall be paid by the party to which such costs and expenses are allocated thereon.

(b)                                 [RemainCo shall pay all fees earned, and all costs and expenses incurred, on, prior to or after the Distribution Date directly related to the Internal Distribution and the External Distribution.]

(c)                                  Except as otherwise expressly provided in this Agreement (including Section 5.1, and paragraphs (a)(ii) and (b) of this Section 11.9), each Group shall be responsible for the costs and expenses incurred by such Group after the Distribution Date, whether in connection with the Internal Distribution and the External Distribution or otherwise.

(d)                                 With respect to any expenses incurred pursuant to a request for further assurances granted under Section 9.1(b), the parties agree that such expenses shall be borne and paid by the party incurring such expense in complying with such request; it being understood that no party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting party.

11.10                 Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law.

11.11                 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12                 Survival of Covenants. The covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Internal Distribution and the External Distribution and shall remain in full force and effect.

11.13                 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such party. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.14                 Specific Performance. Subject to the provisions of Article VI, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

11.15                 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Internal Distribution and the External Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the RemainCo Board without the approval of any Person, including SpinCo or the stockholders of RemainCo.

11.16                 Interpretation. In this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement means “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

11.17                 Exclusivity of Tax Matters.  Notwithstanding any other provision of this Agreement (other than Sections 2.10(b), 5.2(d), 7.5(h), 7.6(g) and 9.6(a)), the Tax Matters Agreement shall exclusively govern all matters related to Taxes addressed therein.

11.18                 Limitations of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER SPINCO NOR ITS AFFILIATES, ON THE ONE HAND, NOR REMAINCO NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

EXTERRAN HOLDINGS, INC.

D. Bradley Childers
Chief Executive Officer

AROC CORP.

D. Bradley Childers
Chief Executive Officer

EXTERRAN CORPORATION

Andrew Way
Chief Executive Officer

EXTERRAN GENERAL HOLDINGS LLC

D. Bradley Childers
Chief Executive Officer

EXTERRAN ENERGY SOLUTIONS, L.P.

By:	Exterran General Holdings LLC,
its general partner

D. Bradley Childers
Chief Executive Officer

Signature Page to Separation and Distribution Agreement

EESLP LP LLC

D. Bradley Childers
Chief Executive Officer

AROC SERVICES GP LLC

D. Bradley Childers
Chief Executive Officer

AROC SERVICES LP LLC

D. Bradley Childers
Chief Executive Officer

ARCHROCK SERVICES, L.P.

By:	AROC Services GP LLC,
its general partner

D. Bradley Childers
Chief Executive Officer

Signature Page to Separation and Distribution Agreement

Schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.